Filed Pursuant to Rule 424(b)(5)

Registration No. 333-238578

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 22, 2022

PROSPECTUS SUPPLEMENT

(To the Prospectus Dated May 29, 2020)

[*] Units, each consisting of

One Share of Common Stock

One One-Year Warrant to Purchase One Share of Common Stock

One Five-Year Warrant to Purchase One Share of Common Stock

and

[*] Pre-Funded Units, each consisting of

One Pre-Funded Warrant to Purchase One Share of Common Stock

One One-Year Warrant to Purchase One Share of Common Stock

One Five-Year Warrant to Purchase One Share of Common Stock

We are offering (“Offering”) an aggregate of            units (“Units”) of our securities, each Unit consisting of (i) one share of our common stock, par value $0.005 per share (“Common Stock”), (ii) one warrant with a one-year term to purchase one share of our Common Stock at an exercise price of $       per share (100% of the offering price per Unit) (the “One-Year Warrants”), and (iii) one warrant with a five-year term to purchase one share of our Common Stock at an exercise price of $       per share (125% of the offering price per Unit) (the “Five-Year Warrants”). Each Unit will be sold at a purchase price of $     per Unit. Units will not be issued or certificated. The shares of Common Stock, the One-Year Warrants, and the Five-Year Warrants are immediately separable and will be issued separately and uncertificated. This prospectus supplement also relates to the offering of the shares of Common Stock issuable upon the exercise of One-Year Warrants and Five-Year Warrants issued in this offering.

We are also offering               Pre-Funded Units to those purchasers whose purchase of Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or at the election of the purchaser, 9.99%) of our shares of Common Stock immediately following the consummation of this offering, the opportunity to purchase, if they so choose,  pre-funded units (“Pre-Funded Units”) in lieu of the Units that would otherwise result in ownership in excess of 4.99% (or at the election of the purchaser, 9.99%) of our outstanding shares of Common Stock.  Each Pre-Funded Unit will consist of (i) one pre-funded warrant to purchase one share of Common Stock (“Pre-Funded Warrant”), (ii) one One-Year Warrant, and (iii) one Five-Year Warrant. The purchase price of each Pre-Funded Unit will equal the price per Unit being sold to the public in this offering, minus $0.01, and the exercise price of each Pre-Funded Warrant will equal $0.01 per share of Common Stock. For each Pre-Funded Unit purchased in this offering in lieu of Units, we will reduce the number of Units being sold in the offering by one. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until exercised in full. This prospectus supplement also relates to the offering of the shares of our Common Stock issuable upon exercise of the Pre-Funded Warrants. The Units, Pre-Funded Units, the One-Year Warrants, the Five-Year Warrants, the Pre-Funded Warrants, and the Common Stock are collectively referred to herein as the “Securities.”

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “STAB.” There is no established trading market for the Units, Pre-Funded Units, One-Year Warrants, Five-Year Warrants, or Pre-Funded Warrants, and we do not expect such market to develop. We do not intend to apply for a listing for of the Units, Pre-Funded Units, One-Year Warrants, Five-Year Warrants or Pre-Funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the One-Year Warrants, Five-Year Warrants and Pre-Funded Warrants will be limited.

On March 21, 2022, the last reported sale price of our Common Stock as reported on the Nasdaq Capital Market was $0.5943 per share.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks that we have described under the caption “Risk Factors” beginning on page S-12 of this Prospectus Supplement and the risk factors incorporated by reference into this Prospectus Supplement and the accompanying Prospectus.

	Per Unit	Per Pre-Funded Unit	Total (No Exercise of Overallotment Option) (3)	Total (Full Exercise of Overallotment Option) (3)
Public offering price(1)	$	$	$	$
Underwriting discount(2)	$	$	$	$
Proceeds to us (before expenses)	$	$	$	$

(1)

The public offering price and underwriting discount in respect of the Units and the Pre-Funded Units corresponds to (i) a public offering price per Unit of $              , and (ii) a public offering price of $               per Pre-Funded Unit. Each Unit consists of one share of Common Stock, one One-Year Warrant and one Five-Year Warrant and each Pre-Funded Unit consists of one Pre-Funded Warrant, one One-Year Warrant and one Five-Year Warrant. The public offering price of the Unit consists of (i) a public offering price per share of Common Stock of $             , (ii) a public offering price per corresponding One-Year Warrant of $0.01, and (iii) a public offering price per corresponding Five-Year Warrant of $0.01.  The public offering price of the Pre-Funded Unit consists of (i) a public offering price per Pre-Funded Warrant of $              , (ii) a public offering price per corresponding One-Year Warrant of $0.01, and (iii) a public offering price per corresponding Five-Year Warrant of $0.01.

(2)	See section entitled “Underwriting” beginning on page S-31 for additional information regarding the compensation payable to the underwriters.
(3)	Represents the non-exercise or full exercise of the over-allotment option with respect to shares of Common Stock, One-Year Warrants, and Five-Year Warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have also granted the underwriter an option exercisable at any time, in whole or in part, for a period of 45 days from the date of this Prospectus Supplement to purchase up to an additional               shares of Common Stock, and/or One-Year Warrants to purchase             shares of Common Stock and/or Five-Year Warrants to purchase             shares of Common Stock at the public offering price of $           per share, $0.01 per One-Year Warrant and $0.01 per Five-Year Warrant, less the underwriting discount per share and per warrant, solely to cover over-allotments, if any.

We expect that delivery of the Securities being offered pursuant to this Prospectus Supplement and the accompanying Prospectus will be made by the underwriters on or about March __, 2022, subject to the satisfaction of certain customary closing conditions.

Sole Book-Running Manager

EF Hutton,
division of Benchmark Investments, LLC

The date of this Prospectus Supplement is March        , 2022.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

About This Prospectus Supplement

This Prospectus Supplement and the accompanying Prospectus dated May 29, 2020, are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC” or the “Commission”) utilizing a “shelf” registration process. In connection with the Offering, we are providing information to you about this Offering and the Securities in two separate documents that are bound together: (1) this Prospectus Supplement, which describes the specific details regarding this Offering; and (2) the accompanying Prospectus, which provides general information, some of which may not apply to this Offering. Generally, when we refer to this “Prospectus,” we are referring to both documents combined. If information in this Prospectus Supplement is inconsistent with the accompanying Prospectus, you should rely on this Prospectus Supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this Prospectus Supplement or the accompanying Prospectus — the statement in the document having the later date modifies or supersedes the earlier statement, as our business, financial condition, results of operations and prospects may have changed since the earlier dates. You should read this Prospectus Supplement, the accompanying Prospectus, the documents and information incorporated by reference in this Prospectus Supplement and/or the accompanying Prospectus, and any free writing prospectus that we have authorized for use in connection with this Offering when making your investment decision. You should also read and consider the information in the documents we have referred you to under the headings “Where You Can Find More Information; Information Incorporated by Reference.”

You should rely only on the information contained in or incorporated by reference in this Prospectus Supplement, the accompanying Prospectus and in any free writing prospectus that we have authorized for use in connection with this Offering. We have not authorized anyone to provide you with information that is different. We are offering to sell and seeking offers to buy our Securities only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus Supplement, the accompanying Prospectus, the documents and information incorporated by reference in this Prospectus Supplement and/or the accompanying Prospectus, and any free writing prospectus that we have authorized for use in connection with this Offering are accurate only as of their respective dates, regardless of the time of delivery of this Prospectus Supplement or of any sale of Securities.

On July 27, 2021, Statera Biopharma, Inc., formerly known as Cleveland BioLabs, Inc.; High Street Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Statera Biopharma, Inc. (“Merger Sub”); and Cytocom Inc., a Delaware corporation (“Old Cytocom”), completed their previously announced merger transaction (the “Merger”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 16, 2020, pursuant to which Merger Sub merged with and into Old Cytocom, with Old Cytocom continuing as a wholly owned subsidiary of the Company and the surviving corporation of the Merger. In connection with the closing of the Merger, Old Cytocom was renamed “Cytocom Subsidiary Inc.” and our corporate name was changed to “Cytocom, Inc.” Effective September 1, 2021, the Company changed its corporate name from Cytocom, Inc. to “Statera Biopharma, Inc.”

In this Prospectus Supplement, unless otherwise noted, or the context otherwise requires, the terms “Statera Biopharma,” the “Company,” “we,” “us,” and “our” refer to Statera Biopharma, Inc. (formerly known as Cleveland BioLabs, Inc.) and its subsidiaries, including BioLab 612, LLC, Panacela Labs, Inc., Panacela Labs LLC, ImQuest Life Sciences, Inc., ImQuest BioSciences, Inc., ImQuest Pharmaceuticals, Inc., Lubrinovation, Inc. and prior to the closing of the Merger, Merger Sub, and after the Merger, Cytocom Subsidiary, Inc.

We use our registered trademarks, Statera Biopharma and the Statera Biopharma logo in this Prospectus. All other trademarks, trade names and service marks appearing in this Prospectus or the documents incorporated by reference herein are the property of their respective owners. Use or display by us of other parties’ trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owner. Solely for convenience, trademarks and tradenames referred to in this Prospectus appear without the ® and TM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

Cautionary Note Regarding Forward-Looking Statements

This Prospectus Supplement and the accompanying Prospectus, including the documents incorporated by reference herein and/or therein, and any free writing prospectus that we have authorized for use in connection with this Offering contain forward-looking statements that involve risks and uncertainties. Forward-looking statements give our current expectations of forecasts of future events. All statements other than statements of historical facts contained in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference herein are forward-looking statements, including, without limitation, statements regarding our future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, regulatory approvals or the impact of any laws or regulations applicable to us, and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “anticipate,” “believe,” “continue,” “should,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

We have based these forward-looking statements on our current expectations about future events. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed here for various reasons. Factors that could contribute to such differences include, but are not limited to:

●	our need for additional financing to meet our business objectives;

●	our history of operating losses; our ability to successfully develop, obtain regulatory approval for, and commercialize our products in a timely manner;

●	our plans to research, develop and commercialize our product candidates; our ability to attract collaborators with development, regulatory and commercialization expertise;

●	our plans and expectations with respect to future clinical trials and commercial scale-up activities;

●	our reliance on third-party manufacturers of our product candidates;

●	the size and growth potential of the markets for our product candidates, and our ability to serve those markets;

●	the rate and degree of market acceptance of our product candidates;

●	regulatory requirements and developments in the United States, the European Union and foreign countries;

●	the performance of our third-party suppliers and manufacturers;

●	the success of competing therapies that are or may become available;

●	our ability to attract and retain key scientific or management personnel;

●	our reliance on government funding for a significant portion of our operating costs and expenses;

●	government contracting processes and requirements;

●	the exercise of significant influence over our company by our largest individual stockholder;

●	the impact of the novel coronavirus ("COVID-19") pandemic on our business, operations and clinical development;

●

the geopolitical relationship between the United States and the Russian Federation as well as general business, legal, financial and other conditions within the Russian Federation, including, but not limited to, the impact of recent sanctions by the European Union, the United States and other nations against officials, individuals, regions, and industries in Russia, and Russia’s potential response to such sanctions;

●	our ability to obtain and maintain intellectual property protection for our product candidates;

●	our potential vulnerability to cybersecurity breaches;

●	the outcome of legal proceedings that have been instituted against the Company related to the Merger;

●	the other factors discussed below in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations" and in other filings we make with the SEC.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this Prospectus Supplement and the accompanying Prospectus are made only as of the date hereof and thereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

Prospectus Supplement Summary

The items in the following summary are described in more detail later in this Prospectus Supplement and in the accompanying Prospectus. This summary provides an overview of selected information and does not contain all the information you should consider before investing in our Securities. Therefore, you should read the entire Prospectus Supplement, the accompanying Prospectus and any free writing prospectus that we have authorized for use in connection with this Offering carefully, including the “Risk Factors” section, and other documents or information included or incorporated by reference in this Prospectus Supplement and/or the accompanying Prospectus before making any investment decision.

Statera Biopharma, Inc.

We are a clinical-stage biopharmaceutical company developing multiple product candidates to address unmet medical needs. Prior to the closing of the Merger, we focused exclusively on developing novel approaches to modulate the immune system. Our proprietary platform of Toll-like receptor drug candidates have applications in mitigation of radiation injury and neutropenia and anemia. We combine our proven scientific expertise and our depth of knowledge about our products’ mechanisms of action into a passion for developing drugs to save lives. Our most advanced product candidate in this field is Entolimod, an immune-stimulatory agent, which we are developing as a radiation countermeasure and other indications in radiation oncology.

Following the closing of the Merger, we have been developing novel immunotherapies targeting autoimmune, inflammatory, emerging viruses and cancers based on a proprietary, multi receptor platform, or the AIMS platform, designed to restore the body’s immune system and restore homeostasis. These therapies are designed to elicit directly within patients a robust and durable response of antigen-specific killer T-cells and antibodies, thereby activating essential immune defenses against autoimmune, inflammatory, infectious diseases and cancers. We believe that our technologies can meaningfully leverage the human immune system for prophylactic and therapeutic purposes by eliciting killer T-cell response levels not achieved by other known immunotherapy approaches. Our immunomodulatory technology restores the balance between the cellular (Th1) and the humoral (Th2) immune systems. Immune balance is regulated through T-helper cells that produce cytokines. The Th1 lymphocytes help fight pathogens within cells like cancer and viruses through interferon-gamma and macrophages. The Th2 lymphocytes target external pathogens like cytotoxic parasites, allergens and toxins through the activation of B-cells and antibody production to effect dendritic cells, which are natural activators of killer T cells, also known as cytotoxic T -cells, or CD8+ T cells. Furthermore, the Statera Biopharma technology antagonizes the toll-like receptors (TLR4 and TLR9) to inhibit proinflammatory cytokines like IL-6.

We are a clinical-stage company and have generated only insignificant revenue from product sales to date. Our ability to generate revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of one or more of our product candidates. Since inception, we have incurred significant operating losses. For the three months ended September 30, 2021 and 2020, we incurred net losses of $12.7 million and $5.7 million, respectively. As of September 30, 2021, we had an accumulated deficit of $52.3 million.

We expect to incur significant expenses and operating losses for the foreseeable future as we advance our lead candidates through clinical trials, progress our pipeline candidates from discovery through pre-clinical development, and seek regulatory approval and pursue commercialization of our candidates. In addition, if we obtain regulatory approval for any of our candidates, we expect to incur significant commercialization expenses related to product manufacturing, marketing, sales and distribution. In addition, we may incur expenses in connection with the in-license or acquisition of additional technology to augment or enable development of future candidates. Furthermore, we expect to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that Old Cytocom, our predecessor for accounting purposes, did not incur as a private company prior to the Merger.

As a result, we will need additional financing to support our continuing operations. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of public or private equity and debt financings and/or other sources, which may include collaborations with third parties. We do not expect that our existing cash and cash equivalents will enable us to fund our operating expenses and capital expenditure requirements beyond the first quarter of 2022.

Adequate additional financing may not be available to us on acceptable terms, or at all. Our inability to raise capital as and when needed could have a negative impact on our financial condition and our ability to pursue our business strategy. We will need to generate significant revenue to achieve profitability, and we may never do so.

Development Programs

Immunotherapy Product Candidates

We are pursuing clinical development of two product immunotherapy candidates, one as an adjunct to the standard of care in pediatric Crohn’s disease and one as an adjunct to standard of care therapy to extend the duration of disease remission in patients with late-stage non-resectable pancreatic cancer. We also filed an Investigational New Drug (“IND”) application with the U.S. Food and Drug Administration (“FDA”) to study CYTO-205 to prevent the advancement of COVID-19 infected patients from mild-to-severe disease. The Company has received a letter indicating it may proceed with its pilot COVID-19 study from the FDA’s Division of Pulmonology, Allergy and Critical Care, part of the Office of Immunology and Inflammation. In the future, we may submit INDs and initiate clinical trials for other indications, including INDs potentially to reduce the pain associated with fibromyalgia, to prevent disease progression in patients with relapsing multiple sclerosis, and to be used as an adjunct to standard of care therapy for hepatocellular cancer.

AIMS Platform

We are developing our proprietary multi-receptor platform, or Advanced Immunomodulating Multi-Component System (“AIMS”), to serve as a drug discovery and development engine leveraging expertise, knowledge, chemistry and computational capabilities. The multi-receptor system develops analogs of noroxymorphone and proenkephalin to address numerous therapeutic areas including autoimmune, inflammation, emerging viruses and cancers. We have expanded our understanding of the relationship between noroxymorphone and proenkephalin analogs determining how multiple factors impact pharmacokinetic – pharmacodynamic relationships, potency, and selectivity in relation to the immune system. Statera Biopharma believes its multi-receptor platform is an instrument permitting the increased probability of success.

Entolimod

Entolimod, a Toll-like receptor 5, or “TLR5,” agonist, which we are targeting for out-licensing for use as a medical radiation countermeasure, or MRC, to reduce the risk of death following exposure to potentially lethal irradiation from Acute Radiation Syndrome, or “ARS,” is one of the Company’s most advanced product candidates. Other indications, including immunotherapy for oncology, have been or will be investigated as well. Entolimod as an MRC was being developed under the FDA’s Animal Efficacy Rule for the indication of reducing the risk of death following exposure to potentially lethal irradiation occurring as a result of a radiation disaster.

The Company has completed two Good Clinical Practices clinical studies designed to evaluate the safety of Entolimod in a total of 150 healthy subjects and a study to evaluate Entolimod in 26 patients with cancer. We have completed a Good Laboratory Practices, or “GLP,” randomized, blinded, placebo-controlled, pivotal study designed to evaluate the dose-dependent effect of Entolimod on survival and biomarker induction in 179 non-human primates exposed to 7.2 Gray, or “Gy,” total body irradiation when Entolimod or a placebo was administered at 25 hours after radiation exposure. We have also completed a GLP, randomized, open-label, placebo-controlled, pivotal study designed to evaluate the dose-dependent effect of Entolimod on biomarker induction in 160 non-irradiated non-human primates. In 2015, following confirmation from the FDA of the sufficiency of our existing efficacy and safety data and animal-to-human dose conversion, we submitted to the FDA an application for pre-Emergency Use Authorization, or “pre-EUA,” a form of authorization granted by the FDA under certain circumstances. Since 2015, the FDA has indicated that a biocomparability exercise was necessary to compare the Entolimod formulation used to perform early studies with the Entolimod formulation planned for stockpiling under the pre-EUA. This exercise is now complete, and the FDA agrees that for pre-EUA purposes, biocomparability has been demonstrated. This agreement is not yet in place for a future Biologics License Application, or “BLA.”

On May 27, 2021, the Company received a response from the FDA relating to its Pre-EUA submission for Entolimod. In its response, the FDA indicated that additional information was required to meet the criteria for a potential emergency use authorization. The FDA stated that in order to meet the submission criteria, it would need additional data to determine an effective dose for information. The FDA will require additional clinical studies to evaluate this additional information.

In addition to completing development work on the MRC for reducing the risk of death from ARS indication, the Company has completed a Phase 1 open-label, dose-escalation trial of Entolimod in 26 patients with advanced cancer in the United States. The data for the U.S. study were presented at the 2015 annual meeting of the American Society of Clinical Oncology, or “ASCO.” Seven (7) additional patients have been dosed with the Entolimod drug formulation proposed for commercialization under the pre-EUA in an extension of this study performed in the Russian Federation.

In the third quarter of 2018, the Company created a joint venture called Genome Protection, Inc. (“GPI”) with Everon Biosciences, Inc. (“Everon”). GPI, which is currently 50% owned by the Company and 50% owned by Everon, is undertaking a research and development program aimed at clinical testing of Entolimod and GP532, (a second generation TLR5 candidate that is a de-immunized version of Entolimod) and the development of medications with anti-aging and other indications associated with genome damage. GPI is being initially funded by an investment from the venture capital fund Norma Investments Limited (“Norma”). Under the terms of the arrangement with Norma, GPI granted Norma the right to purchase shares of GPI’s capital stock in the future in exchange for the payment of up to $30 million, of which $10.5 million was paid shortly after execution of the relevant transaction documents.

Mobilan is a clinical-stage recombinant non-replicating adenovirus that directs expression of TLR5 and its agonistic ligand, a secretory non-glycosylated version of Entolimod. The Company has developed it through its subsidiary, Panacela Labs, Inc., two randomized, placebo-controlled, dose-ranging studies of Mobilan in men with prostate cancer in the Russian Federation.

Corporate History

Closing of the Merger with Cytocom Inc.

On July 27, 2021, the Company, Merger Sub and Old Cytocom completed the Merger. The Merger was completed pursuant to the Merger Agreement, pursuant to which Merger Sub merged with and into Old Cytocom, with Old Cytocom continuing as a wholly owned subsidiary of the Company and the surviving corporation of the Merger. In connection with the closing of the Merger, Old Cytocom was renamed “Cytocom Subsidiary Inc.” and the Company was renamed “Cytocom, Inc.” Effective September 1, 2021, the Company changed its corporate name from Cytocom, Inc. to “Statera Biopharma, Inc.”

Merger Consideration. Upon completion of the Merger, each outstanding share of Old Cytocom common stock and preferred stock, and each vested restricted stock unit of Old Cytocom (excluding, in each case, dissenting shares and shares held in treasury) automatically converted into the right to receive a number of shares of Company common stock determined by the application of an exchange ratio formula set forth in the Merger Agreement.

Exchange Ratio. The exchange ratio was calculated based on the total number of outstanding shares of Company common stock and Old Cytocom common stock, each on a fully diluted basis, and the respective valuations of the Company and Old Cytocom, as of immediately prior to the effective time of the Merger, which we refer to as the Effective Time. As of the effective date of the Merger Agreement, the valuation of the Company was assumed to be $39 million and the valuation of Old Cytocom was assumed to be $61 million. For purposes of calculating the exchange ratio, the respective valuations of Old Cytocom and the Company at the Effective Time were increased or decreased, as applicable, based on the amount of each company’s net cash at closing, inclusive of certain short- and long-term liabilities. From these imputed valuation amounts, the number of shares issued as merger consideration to Old Cytocom securityholders was equal to a percentage of the fully diluted common stock of the combined company determined by dividing the adjusted Old Cytocom valuation by the adjusted combined company valuation.

Accordingly, based on the foregoing exchange ratio, the parties determined that 18,492,452 shares of Company common stock were issued in the Merger, resulting in the former Old Cytocom securityholders owning, or holding rights to acquire, approximately 54% of the common stock of the combined company, on a fully diluted basis, and legacy, pre-Merger Company securityholders owning, or holding rights to acquire, approximately 46% of the common stock of the combined company, on a fully diluted basis, in each case as of immediately following the Effective Time. In addition, at the Effective Time, each unvested Old Cytocom restricted stock unit was converted into a number of restricted stock units of the Company, as determined in accordance with the exchange ratio formula described above. The terms (including, without limitation, the vesting terms) of each such substitute restricted stock unit are substantially equivalent to those of the Old Cytocom restricted stock unit being replaced.

Financing Arrangements

In connection with the Merger, the Company entered into following definitive financing agreements:

●	Loan and Security Agreement, dated as of April 26, 2021, between Avenue Venture Opportunities Fund, L.P. (“Avenue”) and Old Cytocom, as supplemented by the Supplement to the Loan and Security Agreement, dated as of April 26, 2021, between Avenue and Old Cytocom, under which the Company (i) borrowed $15 million, (ii) issued the warrant described in the next paragraph to Avenue, (iii) agreed to issue shares of Common Stock upon conversion of up to $3 million of principal outstanding under the Avenue facility, and (iv) granted a security interest in all right, title, and interest to (a) all assets of the Company and its subsidiaries and (b) all equity interests of the Company in its subsidiaries as specified in the Loan and Security Agreement;

●	Warrant to Purchase Shares of Common Stock of the Company issued at the Effective Time, by the Company to Avenue, exercisable for up to 154,004 shares of Company Common Stock;

●

Amended and Restated Share Purchase Agreement, dated as of July 27, 2021 (“GEM Equity Line Agreement”), by and among GEM Global Yield LLC SCS (“GEM”), GEM Yield Bahamas Limited and the Company, under which the Company may sell, from time to time, up to $75 million shares of its Common Stock at a price per share equal to 90% of the trading price thereof over a designated pricing period;

●

Warrant to purchase shares of Company Common Stock, dated as of July 30, 2021, issued to GEM, exercisable for up to 1,720,083 shares, or 4.99% of the outstanding shares of Common Stock as of immediately after the Effective Time. The GEM Warrant’s exercise price is being reduced to $____ per share as a result of this Offering being priced below the GEM Warrant exercise price;

●	Amended and Restated Registration Rights Agreement, dated as of July 27, 2021, between Old Cytocom, GEM Global Yield LLC SCS and GEM Yield Bahamas Limited; and

●

Warrants issued immediately after the Effective Time by the Company to the purchasers of Old Cytocom’s Series A-3 Preferred Stock and Series A-4 Preferred Stock, each of which were converted immediately prior to the Effective Time, exercisable for up to an aggregate 952,000 shares of Company Common Stock.

La Jolla Institute for Immunology

On August 1, 2021, the Company entered into a collaboration agreement to fund research and laboratory facilities at the La Jolla Institute for Immunology (“LJI”), a not-for-profit academic institution and a world leader in immunology research. The agreement is directed to research that will support the development of potential new immune-modulating agents targeting toll-like receptors for the treatment of cancer, infectious, autoimmune and chronic inflammatory diseases. The research will harness the Company’s proprietary drug discovery and development platform technology.

Under the terms of the research agreement, LJI may select up to four laboratories to participate in research. The Company will provide research funding to these laboratories for projects of mutual interest or for research projects commissioned by us that explore immune modulation and the action of therapeutics on target toll-like receptors. Toll-like receptors are central to an immune response, connecting innate and adaptive immune compartments, and thus key to fighting disease as well as restoring immune homeostasis. In addition to the research funding for the selected projects, the Company will pay LJI $350,000 per year for each selected laboratory, for a total annual discretionary funding contribution of up to $1.4 million, in addition to the research funding itself. We will also provide researchers at LJI with samples and materials. In return, the Company will have a first option to negotiate a license to new discoveries by LJI that arise from the research projects of common interest funded by the Company; however, we will own any new discoveries that arise from research projects of interest to the Company that may have been commissioned to the LJI as “work for hire.”

Change in the Company’s Independent Public Accountants

On September 28, 2021, the Audit Committee of the Board of Directors of the Company dismissed Meaden & Moore as the Company’s independent public accounting firm and approved the engagement of Turner, Stone & Company, LLP as such commencing with the fiscal year ending December 31, 2021.

COVID-19 Pandemic

The COVID-19 pandemic has continued to affect most countries around the world, including the United States, where a national emergency was declared in 2020. The continued spread of COVID-19 in the United States and worldwide, as well as the government-ordered shutdowns and shelter-in-place orders imposed to counter the pandemic, led to severe disruptions to the global economy, especially for the year ended December 31, 2020. In this connection, on March 20, 2020, the Governor of the State of New York announced that 100% of the workforce of all businesses, excluding essential services, must stay home. During the effectiveness of this order, we implemented a work-from-home policy for all employees based in our then Buffalo, New York headquarters.  Under new applicable New York State orders, our offices may be occupied at their normal capacity if other safety precautions are taken; however, very few of our employees have returned to the office. None of our other offices, including our new headquarters in Fort Collins, Colorado, has been required to shut down due to COVID-19.

We are continuing to monitor the situation and will take such further action as may be required by federal, state or local authorities, or that we determine are in the best interests of our employees.  The extent to which COVID-19 may impact our business, research and development efforts, preclinical studies, clinical trials, prospects for regulatory approval of our drug candidates, and operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the effectiveness of vaccination efforts, ultimate geographic spread of the disease, the duration of the outbreak, the impact of any new variants of the virus, the extent and duration of travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease. Furthermore, if we or any of the third parties with whom we engage were to experience renewed shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and negatively impacted, which could have a material adverse effect on our business, financial condition and results of operations.

Recent Developments

FDA Lifts Clinical Hold on Entolimod

On December 1, 2021, the Company announced that the U.S. Food and Drug Administration had lifted the clinical hold placed on the Company’s Entolimod research and development activity in acute radiation syndrome, or “ARS.” Based on the Company’s response, the FDA acknowledged that the Company satisfactorily addressed historical regulatory matters.

Dismissal of Cleveland BioLabs, Inc. Litigation and Agreement Regarding Attorneys’ Fees

On March 19, 2021, Plaintiff Harold Litwin, a stockholder of the Company (“Plaintiff”), filed a putative class action lawsuit in the Delaware Court of Chancery (the “Court”) captioned Litwin v. Cleveland BioLabs, Inc., et al., Case No. 2021-0242-SG (the “Action”) and named as Defendants the Company, each director then serving on the Company’s board of directors (the “Pre-Merger Board”), and the Vice President of Finance of the Company. The complaint alleged, among other things, that the Pre-Merger Board violated its fiduciary duties under Delaware law by failing to disclose purportedly material information regarding the proposed Merger, including free cash flows of Cytocom. As relief, the complaint in the Action sought, among other things, an injunction against the Merger, damages and an award of attorneys’ and experts’ fees.

Also on March 19, 2021, Plaintiff filed a motion for expedited proceedings and a motion for a preliminary injunction. Plaintiff’s motion for expedited proceedings was granted in part and denied in part by the Court on April 30, 2021. Thereafter, Plaintiff conducted expedited discovery, including review of documents.

After the complaint was filed and without admitting that the allegations in the complaint had any merit, the Company determined to amend the Registration Statement of which the Prospectus and this Prospectus Supplement form a part on May 7, 2021 and June 4, 2021 by adding disclosures regarding, among other things, free cash flow projections for Cytocom prepared in connection with the Merger (the “Supplemental Disclosures”). On July 8, 2021, the Court approved a stipulation under which the Plaintiff voluntarily dismissed the Action. The Court retained jurisdiction solely for the purpose of adjudicating the anticipated application of Plaintiff’s counsel for an award of attorneys’ fees and reimbursement of expenses in connection with the Action (the “Fee and Expense Application”). Following negotiations, the Company, while denying any and all liability, and maintaining that the Registration Statement already contained all material information required for stockholders to cast an informed vote regarding the Merger prior to the Supplemental Disclosures, decided it was in its and its stockholders’ best interests to resolve the Plaintiff’s counsel’s anticipated Fee and Expense Application and avoid further uncertain and costly litigation of the issue by agreeing to pay $275,000 to Plaintiff’s counsel for attorneys’ fees and expenses in full satisfaction of the anticipated Fee and Expense Application. On December 13, 2021, the Court granted an order closing the case.

First Patient Dosed in Study of STAT-205 for Acute COVID

On December 20, 2021, the Company announced the enrollment and randomization of the first patient (with several more in screening) for an initial study to evaluate STAT-205 as a potential treatment to mitigate SARS-CoV-2 progression, the virus that causes COVID-19. Currently, the study has completed approximately half of its enrollment.  STAT-205 is an immune-modulator designed to decrease elevated inflammatory responses associated with cytokine production and modulate the Th1/Th2 helper cells to control immune dysfunction.

Recent Issuance Under GEM Equity Line Agreement

On January 12, 2022, the Company closed the sale of 1,838,235 shares of its Common Stock at a price of $2.04 per share under the GEM Equity Line Agreement.

Registered Direct Offering

On February 6, 2022, we entered into a Securities Purchase Agreement with a certain institutional investor, pursuant to which we sold, in a registered direct offering (“Registered Direct Offering”), an aggregate of 2,000,000 shares (“RDO Shares”) of the Company’s Common Stock, together with warrants to purchase an aggregate of 2,000,000 shares of Common Stock (the “RDO Warrants”), with an exercise price of $1.00 per share of Common Stock, at a combined price of $1.00 per RDO Share and accompanying RDO Warrant, for aggregate gross proceeds of $2,000,000, and net proceeds of $1,670,000. The Registered Direct Offering was made from our existing shelf registration statement, declared effective on May 29, 2020.

Resignation and Appointment of Independent Director

On February 21, 2022, Steve Barbarick resigned from his positions as a member of the board of directors of the Company and as a member of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Mr. Barbarick’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Barbarick continues in an advisory position.

On February 23, 2022, to fill the vacancy created by Mr. Barbarick’s resignation, effective February 24, 2022, the Board appointed Dr. Satish Chandran as a director of the Company and as a member of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Board affirmatively determined that Dr. Chandran is “independent” within the meaning of the listing standards of the Nasdaq Capital Market.  In addition, Dr. Chandran is independent under the heightened independence standards of the Nasdaq Capital Market applicable to audit committee and compensation committee members.

Preliminary Revenue and Other Financial Results for the Year Ended December 31, 2021

The unaudited preliminary revenue and other financial results for the Company’s year ended December 31, 2021 are as follows:

●

Revenues for the year ended December 31, 2021 were $1,487,036 representing an increase of 100%, from $0 for the same period in 2020. The increase in revenues was due to the acquisition of ImQuest Life Sciences, Inc. and its subsidiaries (ImQuest) in June 2021 by Old Cytocom. ImQuest is a research and development company focused specifically on cancer, inflammation and infectious disease treatments. The Company reported no revenue in 2020.

●

Cost of revenues for the year ended December 31, 2021 was $488,314, representing an increase 100% for the same period in 2020. The increase was due to the acquisition of ImQuest. Cost of revenues as a percentage of revenue was 33% for the year ended December 31, 2021.

●

Operating costs for the year ended December 31, 2021 were $31,587,009, representing an increase of $20,086,619, or 191%, from $10,501,668 for the 2020. The increase in operating costs was principally due to increases in research and development expense (an increase of $6,566,403 or 125% year over year) and general and administrative expense (an increase of $14,441,905 or 276% year over year). The increase in research and development expense was the result of increased costs for the expansion in 2021 of clinical trial programs for Crohn’s disease and COVID-19. The increase in general and administrative expense reflects the costs incurred for the Merger and Old Cytocom’s acquisition of ImQuest, legal and other fees incurred to raise additional capital in 2021, increases in employee compensation, benefits and stock based compensation, and insurance expense.

●	Other expense for the year ended December 31, 2021 was $68,667,633, representing an increase of $67,075,440, or 728%, from other expense of $1,592,193 for the same period in 2020. The change is primarily due to the Company’s expectation that it will fully impair the goodwill it recorded after it allocated the total purchase price paid for Cleveland BioLabs, Inc. to tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their estimated fair values as of the transaction closing date on July 27, 2021. Such an impairment would result in a charge of $64,338,810. In addition, the Company incurred an increase of $5,458,954 in interest and other non-operating expense, offset by an increase of $2,722,324 in gains on extinguishment of debt.

●	On the basis of the preliminary financial results presented above, the Company expects to report positive shareholders' equity as of year-end 2021.

The Company intends to file its Form 10-K for the year ended December 31, 2021 with the SEC by March 31, 2022, which will include the final financial results and audited financial statements and notes thereto for the year ended December 31, 2021.

Corporate Information

The Company was incorporated in Delaware in June 2003 and is currently headquartered in Fort Collins, Colorado. The Company has conducted business in the United States directly and in the Russian Federation through two subsidiaries: wholly owned BioLabs 612, LLC (“BioLabs 612”), which began operations in 2012 and was dissolved in November 2020; and Panacela Labs, Inc. (“Panacela”), which was formed by us and a Russian company “RUSNANO,” our financial partner in the venture, in 2011. See “Risk Factors – Risks Relating to Russian Military Action Against Ukraine” on page S-12. Following the Effective Date of the Merger, we also do business through our direct and indirect subsidiaries, Cytocom Subsidiary Inc., ImQuest Life Sciences Inc., ImQuest BioSciences, Inc., ImQuest Pharmaceuticals, Inc. and Lubrinovation Inc.

In addition, the Company has an investment in Genome Protection, Inc. ("GPI") that is recorded under the equity method of accounting in the accompanying financial statements. The Company has not recorded its 50% share of the losses of GPI through September 30, 2021 as the impact would have reduced the Company's equity method investment in GPI below zero. There are no requirements to fund the Company's share of these losses or contribute additional capital as of the date of these statements.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “STAB.”

Our principal executive offices are located at 2537 Research Boulevard, Suite 201, Fort Collins, CO 80526, and our telephone number at that address is (888) 613-8802.  Our website is located at www.staterabiopharma.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus supplement, and you should not consider it part of the prospectus supplement.

The Offering

Issuer:	Statera Biopharma, Inc., a Delaware corporation.

Securities being offered in this Offering:

          Units, with each Unit consisting of (i) one share of Common Stock, (ii) one One-Year Warrant to purchase one share of the Common Stock of the Company, and (iii) one Five-Year Warrant to purchase one share of the Common Stock of the Company. Units will not be issued or certificated. The shares of Common Stock, One-Year Warrants, and Five-Year Warrants are immediately separable and will be issued separately and uncertificated. This prospectus supplement also relates to the offering of the shares of Common Stock issuable upon the exercise of One-Year Warrants and the Five-Year Warrants issued in this offering.

We are also offering to those purchasers whose purchase of Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or at the election of the purchaser, 9.99%) of our shares of Common Stock immediately following the consummation of this offering, the opportunity to purchase, if they so choose, [*] Pre-Funded Units in lieu of the Units. Each Pre-Funded Unit will consist of (i) one Pre-Funded Warrant to purchase one share of Common Stock and one Warrant, (ii) one One-Year Warrant, and (iii) one Five-Year Warrant. The purchase price of each Pre-Funded Unit will equal the price per Unit being sold to the public in this offering, minus $0.01, and the exercise price of each Pre-Funded Warrant will equal $0.01 per share of Common Stock. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until exercised in full. This prospectus supplement also relates to the offering of the shares of our Common Stock issuable upon exercise of the Pre-Funded Warrants issued in this offering.

Common Stock offered by us in this Offering:	shares of Common Stock.

Common Stock outstanding prior to this Offering:	37,465,082 shares of Common Stock.

Common Stock to be outstanding after this Offering: (1)	shares.

Common Stock issuable under One-Year Warrants, Five-Year Warrants and Pre-Funded Warrants offered by us in this Offering	shares.

One-Year Warrants, Five-Year Warrants and Pre-Funded Warrants offered by us:

One-Year Warrants to purchase up to             shares of Common Stock of the Company. Each One-Year Warrant is exercisable for one share of Common Stock at an initial exercise price of $         per share (100% of the offering price per Unit), commencing on the closing date of this Offering (the “Initial Exercise Date”) and terminating on the first anniversary of the Initial Exercise Date.

Five-Year Warrants to purchase up to             shares of Common Stock of the Company. Each Five-Year Warrant is exercisable for one share of Common Stock at an initial exercise price of $         per share (125% of the offering price per Unit), commencing on the Initial Exercise Date and terminating on the fifth anniversary of the Initial Exercise Date.

The One-Year Warrants and Five-Year Warrants issued with the Pre-Funded Units are the same securities as the One-Year Warrants and Five-Year Warrants issued with the Units.

Pre-Funded Warrants to purchase up to             shares of Common Stock of the Company. Each Pre-Funded Warrant is exercisable for one share of Common Stock at an exercise price of $0.01 per share, commencing on the Initial Exercise Date with no expiration date.

This Prospectus Supplement also relates to the offering of the shares of our Common Stock issuable upon exercise of the One-Year Warrants, Five-Year Warrants and Pre-Funded Warrants. The exercise price of the One-Year Warrants, the Five-Year Warrants and the Pre-Funded Warrants and the number of shares of Common Stock into which the One-Year Warrants, Five-Year Warrants and Pre-Funded Warrants may be exercised are subject to adjustment in certain circumstances. See the section of this Prospectus Supplement entitled “Description of Securities Being Offered” for additional information.

Offering price per Unit:	$

Offering price per Pre-Funded Unit:	$

Over-allotment option:

We have granted the underwriter an option exercisable at any time, in whole or in part, for a period of 45 days from the date of this Prospectus Supplement to purchase up to an additional               shares of Common Stock, and/or One-Year Warrants to purchase             shares of Common Stock and/or Five-Year Warrants to purchase             shares of Common Stock at the public offering price of $           per share, $0.01 per One-Year Warrant and $0.01 per Five-Year Warrant, less the underwriting discount per share and per warrant, solely to cover over-allotments, if any.

Use of proceeds:	We estimate that our net proceeds from this Offering will be approximately $ ($ if the underwriter exercises its over-allotment option in full) after deducting underwriting discounts and commissions and other offering expenses payable by us, and excluding the proceeds from the exercise of the One-Year Warrants, Five-Year Warrants and the Pre-Funded Warrants, if any.

We currently intend to use the net proceeds from this Offering for the repayment of debt of up to $4,750,000, working capital and general corporate purposes. See the section of this Prospectus Supplement entitled “Use of Proceeds” for additional information.

Risk factors:

An investment in our Securities is highly speculative and involves a number of risks. You should carefully consider the information contained in the “Risk Factors” section beginning on page S-12 of this Prospectus Supplement, elsewhere in this Prospectus Supplement and the accompanying Prospectus, and the information we incorporate by reference, before making your investment decision.

Trading Market and Ticker Symbol:	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “STAB.” There is no established public trading market for the Units, Pre-Funded Units, One-Year Warrants, Five-Year Warrants and the Pre-Funded Warrants being offered in this Offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Units, Pre-Funded Units, One-Year Warrants, Five-Year Warrants or Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system, including the Nasdaq Capital Market. Without an active trading market, the liquidity of the One-Year Warrants, Five-Year Warrants and Pre-Funded Warrants will be limited.

Transfer Agent and Warrant Agent:	Continental Stock Transfer & Trust Company, LLC

(1)	The number of shares of our Common Stock to be outstanding after this Offering, as set forth above, is based on 37,465,082 shares of our Common Stock outstanding as of March 21, 2022 and:

●

assumes that all of the Units, consisting of shares of Common Stock and the accompanying One-Year Warrants and Five-Year Warrants, being offered hereby are sold (assuming no sale of any Pre-Funded Units in this offering);

●

assumes no exercise by the underwriter of its option to purchase up to an additional              shares of Common Stock, and/or One-Year Warrants and/or Five-Year Warrants to purchase                   shares of Common Stock to cover over-allotments, if any;

●	excludes shares of Common Stock issuable upon exercise of the One-Year Warrants, Five-Year Warrants and Pre-Funded Warrants included in this Offering;

●

excludes 4,431,168 shares of Common Stock issuable upon exercise of outstanding warrants to purchase Common Stock issued by the Company (excluding the One-Year Warrants, Five-Year Warrants and Pre-Funded Warrants included in the Offering);

●	excludes 42,655 shares of Common Stock issuable upon exercise of outstanding Company options to purchase Common Stock;

●	excludes 1,507,368 shares of Common Stock underlying the Company’s outstanding restricted stock units;

●

excludes 3,318,902 shares of Common Stock available for issuance under the Cleveland Biolabs, Inc. Equity Incentive Plan, adopted in 2018, giving effect to the November 2021 amendment to such plan; and

●	excludes 1,025,000 shares of Common Stock reserved for purchase under our 2013 Employee Stock Purchase Plan.

Unless otherwise stated, all information in this Prospectus Supplement assumes no exercise of outstanding Company stock options and warrants (including the One-Year Warrants, Five-Year Warrants and Pre-Funded Warrants included in this Offering) or vesting of restricted stock units.

RISK FACTORS

You should consider carefully the risks described below and discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2020, and the section captioned “Risk Factors” in the Company’s final Proxy Statement/Prospectus dated June 10, 2021, in each case as supplemented by our subsequent Quarterly Reports on Form 10-Q as filed under the Exchange Act, which are incorporated by reference in this Prospectus Supplement and the accompanying Prospectus in their entirety, together with other information in this Prospectus Supplement, the accompanying Prospectus and the information and documents incorporated by reference in this Prospectus Supplement and/or the accompanying Prospectus, and any free writing prospectus that we have authorized for use in connection with this Offering, before you make a decision to invest in our Securities. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment in the Securities. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Relating to Russian Military Action Against Ukraine:

Sanctions by Canada, the United Kingdom, the European Union, the United States and other nations against officials, individuals, regions, and industries in Russia, Ukraine, and Belarus, and each country’s potential response to such sanctions, tensions, and military actions could have a material adverse effect on our operations in Russia.

On February 24, 2022, Russian forces launched significant military actions against Ukraine, and sustained conflict and disruption in the region is likely. Impact to Ukraine as well as actions taken by other countries, including new and stricter sanctions by Canada, the United Kingdom, the European Union, the United States and other nations against officials, individuals, regions, and industries in Russia, Ukraine, and Belarus, and each country’s potential response to such sanctions, tensions, and military actions could have a material adverse effect on our operations in Russia.

The current and potential sanctions against Russia could have a material adverse effect on our ability to conduct clinical trials and studies of Mobilan, an anti-cancer therapy drug candidate, through our indirect subsidiary Panacela Labs, LLC, which is wholly-owned by Panacela Labs, Inc., in which we and Rusnano, a Russian joint-stock company created as a private equity and venture capital vehicle by the government of Russia, have a 67.57% and 32.43% equity interest.  Panacela Labs, LLC owns the worldwide rights to Mobilan.  Possible sanctions against Rusnano, in light of the fact that it is a Russian government fund, could have a material adverse effect on our business in that Rusnano has certain shareholder rights which could block our ability to execute strategic transactions such as an asset sale or licensing arrangement.

All clinical development activity conducted by Panacela Labs, LLC was funded by grants from Ministry of Industry and Trade of the Russian Federation (“MPT”). As such, the current sanctions and political, economic, or governmental instability in Russia could negatively impact future funding, if any, by MPT, our access to trial data and its access to intellectual property for out-licensing purposes.

In addition, such international sanctions and potential responses to such sanctions, including those that may limit or restrict our ability to transfer funds into Russia to pay for such clinical trial activity or any frozen or lost funds, could significantly affect our ability to pay our developers based in Russia. In such event, we would have to look to alternative development arrangements, which may delay our ability to conduct clinical trials.

Furthermore, such international sanctions and potential responses to such sanctions, may interfere with our ability to obtain marketing approvals from the regulators in the U.S., Europe, Russia, and other jurisdictions of our product candidate Mobilan.

We have currency exposure arising from both sales and purchases denominated in foreign currencies, including intercompany transactions outside the U.S. In addition, some currencies may be subject to limitations on conversion into other currencies, which can limit our ability to otherwise react to rapid foreign currency devaluations. Because we have operations in Russia, our exchange rate risk is highly sensitive to the prevailing value of the U.S. dollar relative to the Russian ruble, which exchange rates may fluctuate significantly, in particular due to the recent Russian invasion of Ukraine, as well as continued and any new sanctions against Russia. While we cannot predict with precision the effect of future exchange-rate fluctuations, any significant rate fluctuations could have a material adverse effect on our business, financial condition and results of operations.

We have no way to predict the progress or outcome of the situation in Ukraine, as the conflict and governmental reactions are rapidly developing and beyond our control. Prolonged unrest, intensified military activities or more extensive sanctions impacting the region could have a material adverse effect on our operations, results of operations, financial condition, liquidity and business outlook.

Risks Relating to this Offering:

If you purchase our Units (of which Common Stock forms a part) or our Pre-Funded Units in this Offering, you will experience immediate and substantial dilution in the net tangible book value of your shares of Common Stock (if you exercise the One-Year Warrants, Five-Year Warrants or the Pre-Funded Warrants). In addition, we may issue additional equity or convertible debt securities in the future, which may result in additional dilution to investors.

Because the price per share of our Common Stock in the Unit being offered hereunder is higher than the pro forma as-adjusted net tangible book value per share of our Common Stock, you will suffer substantial dilution in the net tangible book value of the Common Stock you purchase in this Offering.

Based on the Unit offering price of $           for one share of Common Stock and the accompanying One-Year Warrant and Five-Year Warrant, and the pro forma as-adjusted net tangible book value per share of our Common Stock of $(0.028) as of September 30, 2021 after taking into account the issuance of shares of Common Stock (i) under the GEM Equity Line Agreement on January 12, 2022 and (ii) pursuant to a registered direct offering which closed on February 9, 2022, if you purchase Securities in this Offering you will suffer dilution of $             per share with respect to the net tangible book value per share of the Common Stock, which will be $           per share following the Offering on a pro forma as adjusted basis (attributing no value to the One-Year Warrants and Five-Year Warrants). See the section of this Prospectus Supplement entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase our Securities in this Offering.

In addition, as of March 21, 2022, we had a number of agreements or obligations that may result in dilution to investors. These include:

●

4,431,168 shares of Common Stock issuable upon exercise of outstanding warrants to purchase Common Stock issued by the Company (excluding the One-Year Warrants, Five-Year Warrants and Pre-Funded Warrants included in the Offering);

●	42,655 shares of Common Stock issuable upon exercise of outstanding other Company options to purchase Common Stock;

●	1,507,368 shares of Common Stock underlying the Company’s outstanding restricted stock units;

●	3,318,902 shares of Common Stock available for issuance under the Cleveland Biolabs, Inc. Equity Incentive Plan, adopted in 2018, giving effect to the November 2021 amendment to such plan; and

●	1,025,000 shares of Common Stock reserved for purchase under our 2013 Employee Stock Purchase Plan.

In addition, in order to raise additional capital, we may in the future offer additional shares of our Common Stock, warrants or other securities (whether or not convertible into, or exercisable or exchangeable for, our Common Stock) at prices that may not be the same as the price of the Securities being sold in this Offering. We may not be able to sell shares or other securities in any subsequent offering at a price per share that is equal to or greater than the price per share or unit paid by investors in this Offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. Sales of a substantial number of shares of our Common Stock, or other securities convertible into, or exercisable or exchangeable for, our Common Stock) in the public market or the perception that such sales might occur could materially adversely affect the market price of the shares of our Common Stock, and would result in dilution of your ownership interest in the Company. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Accordingly, our shareholders and warrant holders bear the risk that our future offerings will reduce the market price of our Common Stock and dilute their ownership interest in the Company.

In addition, we are issuing One-Year Warrants, Five-Year Warrants and Pre-Funded Warrants to purchase           shares of Common Stock as part of this unit Offering. The exercise of the One-Year Warrants, Five-Year Warrants and Pre-Funded Warrants being sold in this Offering and any future sales of the underlying shares into the public market, or the perception that such sales may occur, could adversely affect the price of our Common Stock.

Our management team may invest or spend the proceeds of this Offering in ways with which you may not agree or in ways which may not yield a significant return.

Our management will have broad discretion over the use of proceeds from this Offering. We intend to use the net proceeds from this Offering for the repayment of debt of up to $4,750,000, working capital and general corporate purposes. Our management will have considerable discretion in the application of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds of this Offering may be used for corporate purposes that do not increase our operating results or enhance the value of our securities.

The price of our Common Stock has been and could remain volatile, which could cause your investment to lose value.

The market price of our Common Stock has historically experienced and may continue to experience significant volatility. During the 12-month period ended March 18, 2022, the closing sales price of our Common Stock on Nasdaq ranged from a high of $6.95 on April 13, 2021 to a low of $0.5495 on March 7, 2022. The listing of our Common Stock on the Nasdaq Capital Market does not assure that a meaningful, consistent, and liquid trading market will exist, and in recent years the market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our Common Stock is thus subject to this volatility in addition to volatility caused by the occurrence of industry and Company specific events. Factors that could cause fluctuations include, but are not limited to, the following:

●	our progress in developing and commercializing our products;

●	price and volume fluctuations in the overall stock market from time to time;

●	fluctuations in stock market prices and trading volumes of similar companies;

●	actual or anticipated changes in our earnings or fluctuations in its operating results or in the expectations of securities analysts;

●	general economic conditions and trends;

●	major catastrophic events;

●	sales of large blocks of our stock;

●	departures of key personnel;

●	changes in the regulatory status of our product candidates, including results of its preclinical studies and clinical trials;

●	status of contract and funding negotiations relating to its product candidates;

●	events affecting our collaborators;

●	events affecting our competitors;

●	announcements of new products or technologies, commercial relationships or other events by us or our competitors;

●	the COVID-19 pandemic;

●	regulatory developments in the U.S., the Russian Federation and other countries;

●	failure of our Common Stock to remain listed or quoted on the Nasdaq Capital Market, another national market system, or any national stock exchange;

●	changes in accounting principles; and

●	discussion of the Company or its stock price by the financial and scientific press and in online investor communities.

In addition, the stock market in general, and the stock price of companies listed on the Nasdaq, and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Securities, regardless of actual operating performance. Accordingly, the value of an investment made in our Securities in this Offering could decline significantly.

We have, in the past and currently, failed to satisfy certain continued listing requirements of the Nasdaq Capital Market and could fail to satisfy those requirements again in the future, which could negatively affect the market price of our Common Stock, our liquidity and our ability to raise capital.

Currently, our Common Stock trades on the Nasdaq Capital Market. During 2019 and 2020, we received notification from Nasdaq informing us of certain listing deficiencies related to the minimum required stockholders’ equity and minimum bid price listing requirements, which led to the issuance of delisting notices. Although we have since cured these deficiencies and our Common Stock continues to trade on the Nasdaq Capital Market, we have fallen out of compliance again since March 7, 2022 due to the closing bid price for our Common Stock for the preceding 30 consecutive business days being below the minimum $1.00 per share (“Minimum Bid Price Rule”) pursuant to Nasdaq Listing Rule 5550(a)(2).  Although we have not received a deficiency letter from the Listing Qualifications Department of The Nasdaq Stock Market as of yet, it is likely we will receive one and it will provide a period of 180 calendar days to regain compliance with the Minimum Bid Price Rule.  In order to regain compliance, we intend to obtain approval of our board of directors and shareholders of (i) a reverse stock split of the issued and outstanding shares of our common stock at a currently undetermined ratio to regain compliance with the Minimum Bid Price Rule and (ii) an increase of our authorized number of shares of common stock. Accordingly, we intend to issue a notice to our shareholders in the next 45 days to call for a shareholder meeting to obtain such approval.  Even if we obtain approval and regain compliance, it is possible that we could fall out of compliance again in the future.

If we fail to maintain compliance with any Nasdaq listing requirements, our Common Stock could be delisted from the Nasdaq Capital Market. This could severely limit the liquidity of our Common Stock and your ability to sell the Securities on the secondary market.

We will need to raise additional capital in the future, and such funds may not be available on attractive terms, or at all.

We will need to raise additional capital in the future to support our operations. We cannot be certain that additional capital will be available as needed or on acceptable terms, or at all. If we require additional capital at a time when an investment in the Company, in pharmaceutical and biotechnology companies or the market in general is limited, we may not be able to raise additional funds at the time that we desire, or at all. If we raise additional funds through the issuance of equity or convertible securities, your ownership of our Common Stock could be significantly diluted. Furthermore, these newly issued securities may have rights, preferences or privileges senior to the holders of the Common Stock. Any debt financing that we may enter into may include covenants that restrict our operations and/or future financings. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of our assets, as well as prohibitions on our ability to create liens, pay dividends, redeem securities or make certain investments.

We do not intend to pay dividends on our Common Stock for the foreseeable future.

We have never paid cash dividends on our Common Stock and do not anticipate paying any for the foreseeable future. Investors should not rely on an investment in us if they require income generated from dividends paid on our capital stock. Because we do not intend to pay cash dividends on our Common Stock, any income derived from our Common Stock would only come from a rise in the market price of our Common stock, which is uncertain and unpredictable.

We had a history of operating losses, anticipate that we will continue to incur significant losses for the foreseeable future and accordingly, our ability to continue as a going concern is in substantial doubt absent obtaining adequate new debt or equity financings.

At September 30, 2021, we had cash and cash equivalents of $9.2 million in the aggregate. We have incurred recurring losses from operations since inception, accumulating a deficit of approximately $52.3 million as of September 30, 2021. Our net losses were approximately $12.1 million and $3.2 million for the years ended December 31, 2020 and 2019, respectively. For the nine months ended September 30, 2021 and 2020, we incurred net losses of approximately $24.6 million and $7.9 million, respectively. In addition, see “Prospectus Supplement Summary – Preliminary Revenue and Other Financial Results for the Year Ended December 31, 2021” for the unaudited preliminary revenue and other financial results for the Company’s year ended December 31, 2021 on page S-9. Substantially all of our operating losses have resulted from costs incurred in connection with our research and development programs and from general and administrative costs associated with our operations. We expect to continue to incur significant expenses and operating losses over the next several years as we intend to continue to conduct research and development, clinical testing, regulatory compliance activities, manufacturing activities, and, if any of our product candidates are approved, sales and marketing activities that, together with anticipated general and administrative expenses, will likely result in our incurring significant losses for the foreseeable future. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ equity and working capital.

Our management have concluded that substantial doubt exists about our ability to continue as a going concern for the next 12 months from the date of the financial statements incorporated by reference into this prospectus supplement. Management intends to fund future operations through additional private or public debt or equity offerings, and may seek additional capital through arrangements with strategic partners, private lenders or from other sources. Our capital resources as of September 30, 2021 are not sufficient to support its planned operations for the next 12 months from the date of the financial statements incorporated by reference into this prospectus supplement.

There can be no assurance that we will be able to raise sufficient additional capital on acceptable terms or at all. If such additional financing is not available on satisfactory terms, or is not available in sufficient amounts, we may be required to delay, limit or eliminate the development of business opportunities and our ability to achieve our business objectives and our competitiveness, business, financial condition and results of operations will be materially adversely affected to the point where the Company may have to seek the protection of U.S. bankruptcy laws. In addition, the impact of the COVID-19 pandemic on the global financial markets may reduce our ability to access capital, which could negatively affect our liquidity and ability to continue as a going concern. In addition, the perception that we will not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations.

There is no public market for the Units, Pre-Funded Units, One-Year Warrants, Five-Year Warrants or Pre-Funded Warrants.

There is no established public trading market for the Units, Pre-Funded Units, One-Year Warrants, Five-Year Warrants or Pre-Funded Warrants being sold in this Offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Units, Pre-Funded Units, One-Year Warrants, Five-Year Warrants or Pre-Funded Warrants on any securities exchange or automated quotation system. Without an active market, investors in this Offering may be unable to readily sell their One-Year Warrants, Five-Year Warrants or Pre-Funded Warrants.

The One-Year Warrants and Five-Year Warrants being offered may not have value.

The One-Year Warrants being offered by us in this Offering have an initial exercise price of $           per share (100% of the offering price per Unit) and expire one year from the Initial Exercise Date thereof. The Five-Year Warrants being offered by us in this Offering have an initial exercise price of $           per share (125% of the offering price per Unit) and expire five years from the Initial Exercise Date thereof. In the event that the market price of our Common Stock does not exceed the exercise price of the One-Year Warrants or Five-Year Warrants, as applicable, during the period when the One-Year Warrants or Five-Year Warrants, as applicable, are exercisable, the One-Year Warrants and Five-Year Warrants may never have any value.

The One-Year Warrants, Five-Year Warrants, or Pre-Funded Warrants and our other issued and outstanding warrants, may be dilutive to holders of our Common Stock.

The ownership interest of the existing holders of our Common Stock will be diluted to the extent the One-Year Warrants, Five-Year Warrants or Pre-Funded Warrants offered in this Offering and any other outstanding Company warrants are exercised. Immediately prior to this Offering, as of March 21, 2022, 4,431,168 shares of Common Stock were issuable upon the exercise of outstanding Company warrants with a weighted average exercise price of $2.91 per share. The shares of our Common Stock underlying our outstanding warrants represented approximately 13% of our Common Stock outstanding as of March 21, 2022. Exercise of such warrants, in addition to the One-Year Warrants, Five-Year Warrants and Pre-Funded Warrants being offered hereby, may further dilute your ownership interest in the Company.

If our Common Stock is delisted from the Nasdaq and the price of our Common Stock remains below $5.00 per share, our Common Stock would come within the definition of “penny stock”.

Transactions in securities that are traded in the United States that are not traded on Nasdaq or on other securities exchanges by companies, with net tangible assets of $5,000,000 or less and a market price per share of less than $5.00,  may be subject to the “penny stock” rules. The market price of our Common Stock is currently less than $5.00 per share. If our Common Stock is delisted from the Nasdaq and the price of our Common Stock remains below $5.00 per share and our net tangible assets remain $5,000,000 or less, our Common Stock would come within the definition of “penny stock”.

Under these penny stock rules, broker-dealers that recommend such securities to persons other than institutional accredited investors:

●	must make a special written suitability determination for the purchaser;

●	receive the purchaser’s written agreement to a transaction prior to sale;

●

provide the purchaser with risk disclosure documents which identify risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

●

obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As a result of these requirements, if our Common Stock is at such time subject to the “penny stock” rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in these shares in the United States may be significantly limited. Accordingly, the market price of the shares may be depressed, and investors may find it more difficult to sell the shares.

Holders of Pre-Funded Warrants, One-Year Warrants and Five-Year Warrants purchased in this Offering will have no rights as stockholders (except the right to dividends and distribution of assets by the Company) until such holders exercise their Pre-Funded Warrants, One-Year Warrants or Five-Year Warrants and acquire shares of our Common Stock.

Until holders of the One-Year Warrants, Five-Year Warrants or Pre-Funded Warrants being offered hereby acquire shares of our Common Stock upon exercise of such One-Year Warrants, Five-Year Warrants or Pre-Funded Warrants, such holders will have no rights with respect to the shares of our Common Stock underlying such One-Year Warrants, Five-Year Warrants or Pre-Funded Warrants, except the right to dividends and distribution of assets by Company. However, we do not currently intend to declare dividends on our Common Stock. Upon exercise of the One-Year Warrants, Five-Year Warrants or the Pre-Funded Warrants, the holders thereof will be entitled to exercise the rights of Common Stockholders only as to matters for which the record date occurs after the exercise date.

USE OF PROCEEDS

We estimate the net proceeds to us from our sale of the Units in this Offering (assuming the sale of no Pre-Funded Units) to be approximately $          (or $          if the underwriter exercises its over-allotment option to purchase          additional shares of our Common Stock, and/or One-Year Warrants, and/or Five-Year Warrants in full) after deducting the estimated underwriting discount and estimated Offering expenses payable by us as described in more detail herein, and excluding any proceeds received by us from any exercise of the One-Year Warrants, Five-Year Warrants or Pre-Funded Warrants.

We do not know whether any of the Pre-Funded Warrants, One-Year Warrants or Five-Year Warrants will be exercised or, if any of the Pre-Funded Warrants, One-Year Warrants or Five-Year Warrants are exercised, when they will be exercised. It is possible that the One-Year Warrants and Five-Year Warrants may expire and never be exercised. (The Pre-Funded Warrants have no expiration date). Additionally, as discussed in the “Description of Securities We Are Offering - Warrants” section of this Prospectus Supplement, there are certain circumstances under which the One-Year Warrants and Five-Year Warrants may be exercised on a cashless basis and/or the exercise price of the One-Year Warrants and Five-Year Warrants may be adjusted. In these circumstances, even if the One-Year Warrants or Five-Year Warrants are exercised, we may not receive any significant proceeds, or the proceeds that we do receive may be significantly less than what we might expect. We estimate that the maximum net proceeds that we may receive from the exercise of the One-Year Warrants and Five-Year Warrants, assuming the exercise thereof in full for cash at the original exercise price, of the One-Year Warrants and Five-Year Warrants will be approximately $          . Further, the exercise price of the Pre-Funded Warrants is only $0.01 per share and even if all Pre-Funded Units are sold and those Pre-Funded Warrants are exercised, the aggregate exercise price would be only $___.

We intend to use no more than $4,750,000 of the net proceeds of this Offering to repay a portion of principal outstanding on the Loan and Security Agreement, dated as of April 26, 2021, between Avenue Venture Opportunities Fund, L.P. and the Company (“Avenue Debt”). As of March 21, 2022, $10,000,000 in principal and approximately of $140,000 of accrued interest is outstanding on the Avenue Debt. The Avenue Debt currently bears interest at 10.99% per annum, payable as described in the promissory note issued with respect to the Avenue Debt and has a maturity date on May 1, 2024.

We intend to use the balance of the net proceeds from this Offering for working capital and general corporate purposes.

Notwithstanding the above, the amounts and timing of our actual expenditures will depend on numerous factors. We may find it necessary or advisable to use portions of the net proceeds for other purposes and we will have broad discretion in the application and allocation of the net proceeds from this Offering. Pending the use of the net proceeds from this Offering as described above, we intend to invest the proceeds in investment grade, interest-bearing instruments.

DILUTION

If you invest in our Units (comprised of our Common Stock, One-Year Warrants and Five-Year Warrants) in this Offering, your ownership interest in our Common Stock will be diluted immediately to the extent of the difference between (i) the Offering price per share of Common Stock (which forms a part of the Unit) and (ii) the pro forma as-adjusted net tangible book value per share of our Common Stock immediately after this Offering.

The net tangible book value of our Common Stock as of September 30, 2021, was approximately $(4,350,000), or approximately $(0.136) per share.

The pro forma net tangible book value of our Common Stock as of September 30, 2021 was approximately $990,000, or approximately $0.028 per share, after giving effect to the sale by the Company on January 12, 2022 of 1,838,235 shares of its Common Stock at a price of $2.04 per share under the GEM Equity Line Agreement and the sale by the Company on February 9, 2022 of 2,000,000 shares of its Common Stock and warrants to purchase 2,000,000 shares of its Common Stock, at a combined purchase price of $1.00 per share and warrant pursuant to a registered direct offering.

For these purposes, net tangible book value is total tangible assets, excluding goodwill and intangible assets, minus the sum of liabilities of the Company on a consolidated basis. Net tangible book value per share represents the amount of our total tangible assets, excluding goodwill and intangible assets, less total liabilities, divided by the total number of shares of our Common Stock outstanding. Dilution per share to new investors represents the difference between the amount per share of Common Stock in each Unit paid by purchasers in this Offering and the pro forma as-adjusted tangible book value per share of our Common Stock immediately following the completion of this Offering.

After giving effect to the sale and issuance of           Units (consisting of           shares of our Common Stock, One-Year Warrants and Five-Year Warrants) in this Offering (assuming no sale of any Pre-Funded Units in this offering) at the public offering price of $          per Unit, assuming no exercise of the One-Year Warrants and Five-Year Warrants offered hereby, no value is attributed to such One-Year Warrants and Five-Year Warrants and such One-Year Warrants and Five-Year Warrants are classified as and accounted for as “equity,”  in the Company’s financial statement and after deducting the estimated underwriting discount and other offering expenses payable by the Company as hereinabove described, and after taking into account the issuance of shares under the GEM Equity Line Agreement on January 12, 2022 and pursuant to the registered direct offering which closed on February 9, 2022, our pro forma as-adjusted net tangible book value as of September 30, 2021 would have been approximately $           , or approximately $           per share of Common Stock. This represents a $           change in net tangible book value to our existing stockholders, as compared to pro forma as-adjusted net tangible book value, described above, and represents an immediate dilution in pro forma as-adjusted net tangible book value of approximately $          per share to new investors participating in this Offering, as illustrated by the following table:

Offering price per Unit (consisting of one share of Common Stock and related One-Year Warrant and Five-Year Warrant)			$
Net tangible book value per share as of September 30, 2021		$(0.136)
Increase in net tangible book value per share attributable to the issuance under the GEM Equity Line Agreement on January 12, 2022 and pursuant to the registered direct offering which closed on February 9, 2022)		$0.164
Pro forma net tangible book value per share as of September 30, 2021 (taking into account the issuance under the GEM Equity Line Agreement on January 12, 2022 and the issuance pursuant to the registered direct offering which closed on February 9, 2022)		$0.028
Increase in net tangible book value per share attributable to this Offering	$
Pro forma, as-adjusted net tangible book value per share as of September 30, 2021, after this Offering			$
Dilution per share to investors participating in this Offering			$

The information in the table above is based on 32,095,320 shares of Common Stock issued and outstanding as of September 30, 2021 (and 35,933,755 shares on a pro forma basis to reflect the issuance under the GEM Equity Line Agreement on January 12, 2022 and the issuance pursuant to the registered direct offering that closed on February 9, 2022), and:

●	assumes no exercise by the underwriter of its over-allotment option;

●	excludes shares of Common Stock issuable upon exercise of the One-Year Warrants, Five-Year Warrants and Pre-Funded Warrants included in this Offering;

●

excludes 4,431,168 shares of Common Stock issuable upon exercise of outstanding warrants to purchase Common Stock issued by the Company (excluding the One-Year Warrants, Five-Year Warrants and Pre-Funded Warrants included in the Offering);

●	excludes 45,468 shares of Common Stock issuable upon exercise of outstanding other Company options to purchase Common Stock;

●	excludes 1,567,368 shares of Common Stock underlying the Company’s outstanding restricted stock units;

●

excludes 3,436,089 shares of Common Stock available for issuance under the Cleveland Biolabs, Inc. Equity Incentive Plan, adopted in 2018, giving effect to the November 2021 amendment to such plan; and

●	excludes 1,025,000 shares of Common Stock reserved for purchase under our 2013 Employee Stock Purchase Plan.

To the extent that after September 30, 2021, our outstanding options and/or warrants were or are exercised, and/or restricted stock units vest, you may experience further dilution. The above illustration of dilution per share to the investor participating in this Offering assumes no exercise of outstanding options or outstanding warrants to purchase shares of our Common Stock, including exercise of the One-Year Warrants, Five-Year Warrants and Pre-Funded Warrants. The exercise of outstanding options and warrants having an exercise price less than the price at which the securities in this Offering are being sold will further increase dilution to the investor in this Offering.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Units

The Units we are offering consist of (i) one share of our Common Stock, (ii) one One-Year Warrant to purchase one share of our Common Stock and (iii) one Five-Year Warrant to purchase one share of our Common Stock.  Each Unit will be sold at a purchase price of $     per Unit. Units will not be issued or certificated. The shares of Common Stock, One-Year Warrants and Five-Year Warrants are immediately separable and will be issued separately and uncertificated.

We are also offering               Pre-Funded Units to those purchasers whose purchase of Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or at the election of the purchaser, 9.99%) of our shares of Common Stock immediately following the consummation of this Offering, the opportunity to purchase, if they so choose,  Pre-Funded Units in lieu of the Units that would otherwise result in ownership in excess of 4.99% (or at the election of the purchaser, 9.99%) of our outstanding shares of Common Stock.  Each Pre-Funded Unit will consist of (i) one Pre-Funded Warrant to purchase one share of Common Stock, (ii) one One-Year Warrant to purchase one share of our Common Stock and (iii) one Five-Year Warrant to purchase one share of our Common Stock. The purchase price of each Pre-Funded Unit will equal the price per Unit being sold to the public in this offering, minus $0.01, and the exercise price of each Pre-Funded Warrant will equal $0.01 per share of Common Stock. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until exercised in full. The Pre-Funded Warrants, One-Year Warrants and Five-Year Warrants are immediately separable and will be issued separately and uncertificated.

Common Stock

The material terms and provisions of our Common Stock are described under the caption “Description of Capital Stock – Common Stock” starting on page 5 of the accompanying Prospectus.

One-Year Warrants

The following summary of certain terms and provisions of the One-Year Warrants being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the One-Year Warrants and Warrant Agency Agreement. Prospective investors should carefully review the terms and provisions of the form of One-Year Warrant and Warrant Agency Agreement as filed as exhibits to the Company’s Form 8-K with the SEC on March    , 2022 for a complete description of the terms and conditions of the One-Year Warrant.

General

One One-Year Warrant will be sold with each one share of Common Stock and one Five-Year Warrant in the Units offered hereby.  One One-Year Warrant will also be sold with each one Pre-Funded Warrant and one Five-Year Warrant in the Pre-Funded Units offered hereby.  No fractional One-Year Warrants will be issued, and One-Year Warrants are exercisable in whole or in part at any time, or from time to time, after the Initial Exercise Date. The One-Year Warrants will be issued separately and uncertificated from the shares of Common Stock, Five-Year Warrants and Pre-Funded Warrants offered hereby, and may be transferred separately immediately thereafter.

Duration

The One-Year Warrants are exercisable commencing on the Initial Exercise Date, and will expire on the first anniversary of the Initial Exercise Date.

Exercisability

The One-Year Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the One-Year Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder prior to any exercise of the One-Year Warrants, 9.99%) of the outstanding shares of Common Stock of the Company immediately after exercise of the One-Year Warrants by the applicable holder, except that upon at least 60 days’ prior notice from the holder to us, the holder may increase the beneficial ownership limitation to a maximum of 9.99% (which 9.99% limitation cannot be waived).

Fractional Shares

No fractional shares of Common Stock, or scrip representing fractional shares, will be issued in connection with the exercise of One-Year Warrants. In lieu of fractional shares, we will, at our election, either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Cashless Exercise

If, at the time a holder exercises its One-Year Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the One-Year Warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the One-Year Warrants.

Exercise Price

Each whole One-Year Warrant will be exercisable for one share of Common Stock at an initial exercise price of $      per share (100% of the offering price per Unit). The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock. Additionally, upon the occurrence of a Fundamental Transaction (defined below) then, upon any subsequent exercise of One-Year Warrants, the holder shall have the right to receive, at the option of the holder, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder is given the same choice as to the Alternate Consideration it receives upon any exercise of the One-Year Warrant following such Fundamental Transaction. Subject to the terms of the One-Year Warrants, in the event of a Fundamental Transaction, any successor entity is required to assume in writing all of the obligations of the Company under the One-Year Warrants.

Under the One-Year Warrants, “Fundamental Transaction” means (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person or entity; (ii) the Company or any subsidiary, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions; (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person or entity) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock; (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property; or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or entity or group of persons or entities whereby such other person or entity or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or entity or other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination).

Penalties

If we fail for any reason to deliver shares of Common Stock upon the valid exercise of One-Year Warrants, including our receipt of a valid exercise notice and the aggregate exercise price, by the time period set forth in the One-Year Warrants, we are required to pay the applicable holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of shares subject to such exercise (as calculated in the One-Year Warrant), $10 per trading day (increasing to $20 per trading day on the third trading day after the Warrant Share Delivery Date, as defined in the One-Year Warrant) for each trading day that such shares are not delivered. The One-Year Warrants also include customary buy-in rights in the event we fail to deliver shares of Common Stock upon exercise thereof within the time periods set forth in the One-Year Warrant.

Transferability

Subject to applicable law, a One-Year Warrant may be transferred at the option of the holder upon surrender of the One-Year Warrant together with the appropriate instruments of transfer.

Governing Law

Pursuant to the Warrant Agency Agreement, the One-Year Warrants will be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

Exchange Listing

There is no established trading market for the One-Year Warrants, and we do not expect such a market to develop. We do not intend to apply for a listing for of the One-Year Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the One-Year Warrants will be limited.

Rights as a Stockholder

Except as otherwise provided in the One-Year Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the One-Year Warrants will not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their One-Year Warrants.

Right to Participate in Dividend and Distributions

During such time as the One-Year Warrants are outstanding, if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the One-Year Warrant, then, in each such case, the holder will be entitled to participate in such Distribution to the same extent that the holder would have participated therein if the holder had held the number of shares of Common Stock acquirable upon complete exercise of this One-Year Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the holder’s right to participate in any such Distribution would result in the holder exceeding the Beneficial Ownership Limitation, then the holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the holder until such time, if ever, as its right thereto would not result in the holder exceeding the Beneficial Ownership Limitation).

Five-Year Warrants

The following summary of certain terms and provisions of the Five-Year Warrants being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Five-Year Warrants and Warrant Agency Agreement. Prospective investors should carefully review the terms and provisions of the form of Five-Year Warrant and Warrant Agency Agreement as filed as exhibits to the Company’s Form 8-K with the SEC on March    , 2022 for a complete description of the terms and conditions of the Five-Year Warrant.

General

One Five-Year Warrant will be sold with each one share of Common Stock and one One-Year Warrant in the Units offered hereby.  One Five-Year Warrant will also be sold with each one Pre-Funded Warrant and one One-Year Warrant in the Pre-Funded Units offered hereby.  No fractional Five-Year Warrants will be issued, and Five-Year Warrants are exercisable in whole or in part at any time, or from time to time, after the Initial Exercise Date. The Five-Year Warrants will be issued separately and uncertificated from the shares of Common Stock, One-Year Warrants and Pre-Funded Warrants offered hereby, and may be transferred separately immediately thereafter.

Duration

The Five-Year Warrants are exercisable commencing on the Initial Exercise Date, and will expire on the fifth anniversary of the Initial Exercise Date.

Exercisability

The Five-Year Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Five-Year Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder prior to any exercise of the Five-Year Warrants, 9.99%) of the outstanding shares of Common Stock of the Company immediately after exercise of the Five-Year Warrants by the applicable holder, except that upon at least 60 days’ prior notice from the holder to us, the holder may increase the beneficial ownership limitation to a maximum of 9.99% (which 9.99% limitation cannot be waived).

Fractional Shares

No fractional shares of Common Stock, or scrip representing fractional shares, will be issued in connection with the exercise of Five-Year Warrants. In lieu of fractional shares, we will, at our election, either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Cashless Exercise

If, at the time a holder exercises its Five-Year Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Five-Year Warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Five-Year Warrants.

Exercise Price

Each whole Five-Year Warrant will be exercisable for one share of Common Stock at an initial exercise price of $      per share (125% of the offering price per Unit). The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock. Additionally, upon the occurrence of a Fundamental Transaction (defined below) then, upon any subsequent exercise of Five-Year Warrants, the holder shall have the right to receive, at the option of the holder, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder is given the same choice as to the Alternate Consideration it receives upon any exercise of the Five-Year Warrant following such Fundamental Transaction. Subject to the terms of the Five-Year Warrants, in the event of a Fundamental Transaction, any successor entity is required to assume in writing all of the obligations of the Company under the Five-Year Warrants.

Under the Five-Year Warrants, “Fundamental Transaction” means (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person or entity; (ii) the Company or any subsidiary, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions; (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person or entity) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock; (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property; or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or entity or group of persons or entities whereby such other person or entity or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or entity or other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination).

Penalties

If we fail for any reason to deliver shares of Common Stock upon the valid exercise of Five-Year Warrants, including our receipt of a valid exercise notice and the aggregate exercise price, by the time period set forth in the Five-Year Warrants, we are required to pay the applicable holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of shares subject to such exercise (as calculated in the Five-Year Warrant), $10 per trading day (increasing to $20 per trading day on the third trading day after the Warrant Share Delivery Date, as defined in the Five-Year Warrant) for each trading day that such shares are not delivered. The Five-Year Warrants also include customary buy-in rights in the event we fail to deliver shares of Common Stock upon exercise thereof within the time periods set forth in the Five-Year Warrant.

Transferability

Subject to applicable law, a Five-Year Warrant may be transferred at the option of the holder upon surrender of the Five-Year Warrant together with the appropriate instruments of transfer.

Governing Law

Pursuant to the Warrant Agency Agreement, the Five-Year Warrants will be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

Exchange Listing

There is no established trading market for the Five-Year Warrants, and we do not expect such a market to develop. We do not intend to apply for a listing for of the Five-Year Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Five-Year Warrants will be limited.

Rights as a Stockholder

Except as otherwise provided in the Five-Year Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Five-Year Warrants will not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Five-Year Warrants.

Right to Participate in Dividend and Distributions

During such time as the Five-Year Warrants are outstanding, if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the Five-Year Warrant, then, in each such case, the holder will be entitled to participate in such Distribution to the same extent that the holder would have participated therein if the holder had held the number of shares of Common Stock acquirable upon complete exercise of this Five-Year Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the holder’s right to participate in any such Distribution would result in the holder exceeding the Beneficial Ownership Limitation, then the holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the holder until such time, if ever, as its right thereto would not result in the holder exceeding the Beneficial Ownership Limitation).

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant and Warrant Agency Agreement as filed as exhibits to the Company’s Form 8-K with the SEC on March    , 2022 for a complete description of the terms and conditions of the Pre-Funded Warrants.

Purchase

The term “pre-funded” refers to the fact that the purchase price of our Common Stock in this Offering includes almost the entire exercise price that will be paid under the Pre-Funded Warrants, except for a nominal remaining exercise price of $0.01. The purpose of the Pre-Funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, 9.99%) of our outstanding Common Stock following the consummation of this Offering the opportunity to invest capital into the Company without triggering their ownership restrictions, by receiving Pre-Funded Warrants in lieu of our Common Stock which would result in such ownership of more than 4.99% (or 9.99%), and receive the ability to exercise their option to purchase the shares underlying the Pre-Funded Warrants at such nominal price at a later date.

Duration

The Pre-Funded Warrants offered hereby will entitle the holders thereof to purchase our Common Stock at a nominal exercise price of $0.01 per share, commencing immediately on the date of issuance with no expiration date.

Exercise Limitation

A holder will not have the right to exercise any portion of the Pre-Funded Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. However, any such holder may elect to increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

Exercise Price

The Pre-Funded Warrants will have an exercise price of $0.01 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability

Subject to applicable laws, the Pre-Funded Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

There is no established trading market for the Pre-Funded Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Pre-Funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Fundamental Transactions

If a Fundamental Transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Pre-Funded Warrants with the same effect as if such successor entity had been named in the Pre-Funded Warrant itself. If holders of our Common Stock are given a choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Pre-Funded Warrant following such fundamental transaction.

Governing Law

Pursuant to the Warrant Agency Agreement, the Pre-Funded Warrants will be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

Rights as a Stockholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holder of a Pre-Funded Warrant will not have the rights or privileges of holders of our Common Stock, including any voting rights, until the holder exercises the Pre-Funded Warrant.

Right to Participate in Dividend and Distributions

During such time as the Pre-Funded Warrants are outstanding, if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the Pre-Funded Warrants, then, in each such case, the holder will be entitled to participate in such Distribution to the same extent that the holder would have participated therein if the holder had held the number of shares of Common Stock acquirable upon complete exercise of this Pre-Funded Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the holder’s right to participate in any such Distribution would result in the holder exceeding the Beneficial Ownership Limitation, then the holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the holder until such time, if ever, as its right thereto would not result in the holder exceeding the Beneficial Ownership Limitation).

Transfer Agent and Registrar; Warrant Agent

The transfer agent and registrar for our Common Stock and the warrant agent for our One-Year Warrants, Five-Year Warrants and Pre-Funded Warrants is Continental Stock Transfer & Trust Company, LLC, 1 State Street, 30th Floor, New York, New York 10004.

CAPITALIZATION

The following table shows our capitalization as of September 30, 2021:

●	on a historical basis;

●

on a pro forma basis to give effect to (i) the sale by us on January 12, 2022 of 1,838,235 shares of our Common Stock at a price of $2.04 per share under the GEM Equity Line Agreement, for aggregate gross proceeds of $3,750,000 and (ii) the sale by us on February 9, 2022 of 2,000,000 shares of our Common Stock and warrants to purchase 2,000,000 shares of our Common Stock, at a combined purchase price of $1.00 per share and warrant pursuant to a registered direct offering, for aggregate gross proceeds of $2,000,000, and net proceeds of $1,670,000; and

●

on a pro forma as adjusted basis, based on a public offering price of $         per Unit (assuming no sale of any Pre-Funded Units in this Offering) attributed to the price per share of our Common Stock (excluding any proceeds that may be received, and shares of Common Stock that may be issued, upon exercise of the One-Year Warrants and Five-Year Warrants) resulting in net proceeds to us of $          after deducting (i) underwriter commissions of $ and (ii) our estimated other offering expenses of $          .

You should read the following table in conjunction with “Use of Proceeds” in this Prospectus Supplement and also our consolidated financial statements and the notes thereto and our Form 8-K/A as filed with the SEC in connection with this Offering incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

	As of September 30, 2021
	Historical	Pro forma	Pro forma as Adjusted (1)

Cash and cash equivalents	$9,216,349	$14,636,349

Long-term debt	$12,916,667	$12,916,667

Stockholders’ equity:
Preferred stock, $0.005 par value 1,000,000 shares authorized and 0 shares issued and outstanding on an actual basis, pro forma basis and pro forma as adjusted basis	-	-	-
Common stock, $0.005 par value; 150,000,000 shares authorized; 32,095,520 shares outstanding on an actual basis, 35,933,755 shares outstanding on a pro forma basis and shares outstanding on a pro forma as adjusted basis	160,478	179,669
Additional paid-in capital	126,220,319	131,951,128
Accumulated deficit	(52,256,361)	(52,256,361)	(52,256,361)
Accumulated other comprehensive loss	(2,014)	(2,014)	(2,014)
Total Statera Biophama, Inc. stockholders’ equity (deficit)	74,122,422	(79,872,422)
Non-controlling interest in stockholders’ equity (deficit)	72,198	72,198
Total shareholder’s equity (deficit)	74,194,620	(79,944,620)
Total capitalization	$87,111,287	$92,861,287

The information in the table above is based on 32,095,320 shares of Common Stock issued and outstanding as of September 30, 2021 (and 35,933,755 shares on a pro forma basis to reflect the issuance under the GEM Equity Line Agreement on January 12, 2022 and the issuance pursuant to the registered direct offering that closed on February 9, 2022), and:

●	assumes no exercise by the underwriter of its over-allotment option;

●	excludes shares of Common Stock issuable upon exercise of the One-Year Warrants, Five-Year Warrants and Pre-Funded Warrants included in this Offering;

●

excludes 4,431,168 shares of Common Stock issuable upon exercise of outstanding warrants to purchase Common Stock issued by the Company (excluding the One-Year Warrants, Five-Year Warrants and Pre-Funded Warrants included in the Offering);

●	excludes 45,468 shares of Common Stock issuable upon exercise of outstanding other Company options to purchase Common Stock;

●	excludes 1,567,368 shares of Common Stock underlying the Company’s outstanding restricted stock units;

●

excludes 3,436,089 shares of Common Stock available for issuance under the Cleveland Biolabs, Inc. Equity Incentive Plan, adopted in 2018, giving effect to the November 2021 amendment to such plan; and

●	excludes 1,025,000 shares of Common Stock reserved for purchase under our 2013 Employee Stock Purchase Plan.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR HOLDERS OF OUR COMMON STOCK, WARRANTS AND PRE-FUNDED WARRANTS

The following discussion describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Units, consisting of our Common Stock, One-Year Warrants and Five-Year Warrants, and Pre-Funded Units, consisting of our Pre-Funded Warrants, One-Year Warrants and Five-Year Warrants, acquired in this offering. The One-Year Warrants, the Five-Year Warrants and the Pre-Funded Warrants are collectively referred to in this section as the “Warrants.” This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or IRS, with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our Common Stock, or Warrants, or that any such contrary position would not be sustained by a court.

We assume in this discussion that the shares of our Common Stock or Warrants will be held as capital assets (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the Medicare contribution tax, the alternative minimum tax and does not deal with state or local taxes, U.S. federal gift and estate tax laws, except as specifically provided below with respect to non-U.S. holders, or any non-U.S. tax consequences that may be relevant to holders in light of their particular circumstances. This discussion also does not address the special tax rules applicable to particular holders, such as:

•	financial institutions;

•	brokers or dealers in securities;

•	tax-exempt organizations;

•	pension plans;

•	regulated investment companies;

•	owners that hold our Common Stock or Warrants as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

•	insurance companies;

•	controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax; and

•	certain U.S. expatriates.

In addition, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold our Common Stock or Warrants through partnerships or other entities which are pass-through entities for U.S. federal income tax purposes. A partner in a partnership or other pass-through entity that will hold our Common Stock or Warrants should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our Common Stock or Warrants through a partnership or other pass-through entity, as applicable.

This discussion of U.S. federal income tax considerations is for general information purposes only and is not tax advice. Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our Common Stock and Warrants.

For the purposes of this discussion, a “U.S. Holder” means a beneficial owner of our Common Stock or Warrants that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of Common Stock or Warrants that is not a U.S. Holder or a partnership for U.S. federal income tax purposes.

Tax Cuts and Jobs Act

Under tax legislation signed into law in December 2017 commonly known as the Tax Cuts and Jobs Act of 2017, U.S. Holders that use an accrual method of accounting for tax purposes and have certain financial statements generally will be required to include certain amounts in income no later than the time such amounts are taken into account as revenue in such financial statements. The application of this rule thus may require the accrual of income earlier than would be the case under the general tax rules described below, although the precise application of this rule is unclear at this time. This rule is effective for taxable years beginning after December 31, 2017. U.S. Holders that use an accrual method of accounting should consult with their tax advisors regarding the potential applicability of this legislation to their particular situation.

Allocation of Purchase Price of the Unit

For U.S. federal income tax purposes, each unit will be treated as an “investment unit” consisting of one share of Common Stock and a warrant to acquire one share of our Common Stock. The purchase price for each investment unit will be allocated between these two components in proportion to their relative fair market values at the time the unit is purchased by the holder. This allocation of the purchase price for each Unit will establish the holder’s initial tax basis for U.S. federal income tax purposes in the share of Common Stock and the Warrant included in each Unit. The separation of the share of Common Stock and the Warrant included in each Unit should not be a taxable event for U.S. federal income tax purposes. Each holder should consult his, her or its own tax advisor regarding the allocation of the purchase price for a Unit.

Tax Considerations Applicable to U.S. Holders

Exercise and Expiration of Warrants

In general, a U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon exercise of a Warrant. The U.S. Holder will take a tax basis in the shares acquired on the exercise of a Warrant equal to the exercise price of the Warrant, increased by the U.S. Holder's adjusted tax basis in the Warrant exercised (as determined pursuant to the rules discussed above). The U.S. Holder’s holding period in the shares of our Common Stock acquired on exercise of the Warrant will begin on the date of exercise of the Warrant, and will not include any period for which the U.S. Holder held the Warrant.

In certain limited circumstances, a U.S. Holder may be permitted to undertake a cashless exercise of Warrants into our Common Stock. The U.S. federal income tax treatment of a cashless exercise of Warrants into our Common Stock is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Warrants.

The lapse or expiration of a Warrant will be treated as if the U.S. Holder sold or exchanged the Warrant and recognized a capital loss equal to the U.S. Holder’s tax basis in the Warrant. The deductibility of capital losses is subject to limitations.

Certain Adjustments to and Distributions on Warrants

Under Section 305 of the Code, an adjustment to the number of shares of Common Stock issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). An adjustment made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property to the holders of Warrants. In certain circumstances, if we were to make a distribution in cash or other property with respect to our Common Stock after the issuance of the Warrants, then we may make a corresponding distribution to a Warrant holder. The taxation of a distribution received with respect to a Warrant is unclear. It is possible such a distribution would be treated as a distribution (or constructive distribution), although other treatments are possible. For more information regarding the tax considerations related to distributions, see the discussion below regarding “Distributions.” U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the Warrants and any distributions with respect to the Warrants.

Distributions

As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of our Common Stock in the foreseeable future. In the event that we do make distributions on our Common Stock to a U.S. Holder, those distributions generally will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or exchange of our Common Stock as described below under the section titled “ – Disposition of Our Common Stock or Warrants.”

Disposition of Our Common Stock or Warrants

Upon a sale or other taxable disposition of our Common Stock or Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Common Stock or Warrants. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock or Warrants exceeds one year. The deductibility of capital losses is subject to certain limitations. U.S. Holders who recognize losses with respect to a disposition of our Common Stock or Warrants should consult their own tax advisors regarding the tax treatment of such losses.

Information Reporting and Backup Reporting

Information reporting requirements generally will apply to payments of dividends (including constructive dividends) on the Common Stock and Warrants and to the proceeds of a sale or other disposition of Common Stock and Warrants paid by us to a U.S. Holder unless such U.S. Holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if the U.S. Holder fails to provide the holder’s taxpayer identification number, or certification of exempt status, or if the holder otherwise fails to comply with applicable requirements to establish an exemption.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding their qualification for exemption from information reporting and backup withholding and the procedure for obtaining such exemption.

Tax Considerations Applicable To Non-U.S. Holders

Exercise and Expiration of Warrants

In general, a Non-U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon the exercise of Warrants into shares of Common Stock. The U.S. federal income tax treatment of a cashless exercise of Warrants into our Common Stock is unclear. A Non-U.S. Holder should consult his, her, or its own tax advisor regarding the U.S. federal income tax consequences of a cashless exercise of Warrants. The expiration of a Warrant will be treated as if the Non-U.S. Holder sold or exchanged the Warrant and recognized a capital loss equal to the Non-U.S. Holder’s tax basis in the Warrant. However, a Non-U.S. Holder will not be able to utilize a loss recognized upon expiration of a Warrant against the Non-U.S. Holder’s U.S. federal income tax liability unless the loss is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the United States) or is treated as a U.S.-source loss and the Non-U.S. Holder is present 183 days or more in the taxable year of disposition and certain other conditions are met.

Certain Adjustments to and Distributions on Warrants

As described under “ – U.S. Holders – Certain Adjustments to and Distributions on Warrants,” an adjustment to the Warrants could result in a constructive distribution to a Non-U.S. Holder, which would be treated as described under “Distributions” below, and the tax treatment of distributions on the Warrants is unclear. Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the Non-U.S. Holder. Non-U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to and distributions on the Warrants.

Distributions

As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of our Common Stock in the foreseeable future. In the event that we do make distributions on our Common Stock to a Non-U.S. Holder, those distributions generally will constitute dividends for U.S. federal income tax purposes as described in “ – U.S. Holders – Distributions”.

Any distribution (including constructive distributions) on our Common Stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid (or constructive dividends deemed paid) to a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the applicable withholding agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

See also the sections below titled “ – Backup Withholding and Information Reporting” and “ – Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.

Disposition of Our Common Stock or Warrants

Subject to the discussions below under the sections titled “ – Backup Withholding and Information Reporting” and “ – Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on a sale or other disposition of our Common Stock or Warrants unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, and if the Non-U.S. Holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

•

the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder, if any; or

•

our Common Stock constitutes a U.S. real property interest because we are, or have been at any time during the five-year period preceding such disposition (or the Non-U.S. Holder’s holding period of the Common Stock or Warrants, if shorter), a “U.S. real property holding corporation,” unless our Common Stock is regularly traded on an established securities market and the Non-U.S. Holder held no more than 5% of our outstanding Common Stock, directly or indirectly, during the shorter of the five-year period ending on the date of the disposition or the period that the Non-U.S. Holder held our Common Stock. Special rules may apply to the determination of the 5% threshold in the case of a holder of a Warrant. Non-U.S. Holders are urged to consult their own tax advisors regarding the effect of holding our Warrants on the calculation of such 5% threshold. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” (as defined in the Code and applicable regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. No assurance can be provided that our Common Stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax considerations that could result if we are, or become, a “U.S. real property holding corporation”.

See the sections titled “ – Backup Withholding and Information Reporting” and “ – Foreign Accounts” for additional information regarding withholding rules that may apply to proceeds of a disposition of our Common Stock or Warrants paid to foreign financial institutions or non-financial foreign entities.

Federal Estate Tax

Common Stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise. The foregoing may also apply to Warrants. A Non-U.S. Holder should consult his, her, or its own tax advisor regarding the U.S. federal estate tax consequences of the ownership or disposition of shares of our Common Stock and Warrants.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions (including constructive distributions) on our Common Stock or Warrants paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. Holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 24%, with respect to dividends (or constructive dividends) on our Common Stock or Warrants. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption. Dividends paid to Non-U.S. Holders subject to withholding of U.S. federal income tax, as described above under the heading “Dividends,” will generally be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our Common Stock or Warrants by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Accounts

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% withholding tax on dividends (including constructive dividends) on, and gross proceeds from the sale or other disposition of, our Common Stock and Warrants if paid to a non-U.S. entity unless (i) if the non-U.S. entity is a “foreign financial institution,” the non-U.S. entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the non-U.S. entity is not a “foreign financial institution,” the non-U.S. entity identifies certain of its U.S. investors, if any, or (iii) the non-U.S. entity is otherwise exempt under FATCA.

Withholding under FATCA generally applies to payments of dividends (including constructive dividends) on our Common Stock. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Under certain circumstances, a holder may be eligible for refunds or credits of the tax. Holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our Common Stock or Warrants.

The preceding discussion of material U.S. federal tax considerations is for information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our Common Stock or Warrants, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

We are offering (i) the Units, each Unit consisting of (a) one share of our Common Stock, (b) one One-Year Warrant to purchase one share of our Common Stock and (b) one Five-Year Warrant to purchase one share of our Common Stock, and (ii) the Pre-Funded Units, each Pre-Funded Unit consisting of (a) one Pre-Funded Warrant to purchase one share of our Common Stock, (b) one One-Year Warrant to purchase one share of our Common Stock and (b) one Five-Year Warrant to purchase one share of our Common Stock, described in this Prospectus Supplement and the accompanying Prospectus through the underwriters listed below. EF Hutton, division of Benchmark Investments, LLC (“EF Hutton” or the “representative”), the representative of the underwriters, is acting as the sole book-running manager of this Offering. The underwriters named below have agreed to buy, subject to the terms of the underwriting agreement, the number of securities listed opposite its name below. The underwriters are committed to purchase and pay for all of the securities if any are purchased, other than those securities covered by the over-allotment option described below.

Name of Underwriter	Number of Units	Number of Pre-Funded Units
EF Hutton, division of Benchmark Investments, LLC

Total

Units and Pre-Funded Units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this Prospectus Supplement. Any Units or Pre-Funded Units sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $     per Unit or Pre-Funded Unit, respectively. If all of the Units or Pre-Funded Units are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The underwriters have advised us that they do not intend to make sales to discretionary accounts.

The Common Stock, One-Year Warrants and Five-Year Warrants that comprise the Units and the Pre-Funded Warrants, One-Year Warrants and Five-Year Warrants that comprise the Pre-Funded Units sold in this Offering are expected to be ready for delivery on or about March __, 2022, against payment in immediately available funds. The underwriter may reject all or part of any order.

The underwriting agreement provides that the obligation of the underwriters to purchase the Units and Pre-Funded Units offered by this Prospectus Supplement and the accompanying base prospectus is subject to the approval of certain legal matters by counsel for the underwriter and to certain other conditions. The foregoing description of the underwriting agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the underwriting agreement, a copy of which will be attached as an exhibit to a Current Report on Form 8-K filed with the SEC in connection with this Offering and is incorporated herein by reference. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” on page S-35.

If the underwriters sell more Units and/or Pre-Funded Units than the total number set forth in the table above, we have granted to the underwriter an option to purchase up to an additional           shares of Common Stock, and/or           additional One-Year Warrants and/or             additional Five-Year Warrants from us at the price of $            per share of Common Stock, $0.01 per One-Year Warrant and $0.01 per Five-Year Warrant, respectively, and with the same underwriting discount as set forth in the table below. The underwriters may exercise this option any time during the 45-day period after the date of this Prospectus Supplement, but only to cover over-allotments, if any. To the extent the underwriters exercise the over-allotment option, the underwriters will become obligated, subject to certain conditions, to purchase the shares of Common Stock, and/or One-Year Warrants and/or Five-Year Warrants for which they exercise the option.

The table below summarizes the underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the over-allotment option of shares of Common Stock, One-Year Warrants and Five-Year Warrants. In addition to the underwriting discount, we have agreed to pay up to $100,000 of the accountable fees and expenses of the representative, which may include the fees and expenses of counsel to the underwriters. We have also agreed to pay the representative a non-accountable expense fee equal to one percent (1.0%) of the total gross proceeds we receive in the Offering. The accountable fees and expenses of the representative that we have agreed to reimburse and the non-accountable expenses that we have agreed to pay are not included in the underwriting discounts set forth in the table below. The underwriting discount that the underwriters will receive, the reimbursable expenses and the non-accountable expenses that the representative will receive were determined through arms’ length negotiations between us and the representative.

	Per Unit	Per Pre-Funded Unit	Total (No Exercise)	Total (Full Exercise)
Public offering price	$	$	$	$
Underwriting discount (9.0%)
Proceeds, before expenses, to us	$	$	$	$

We estimate that the total expenses of this offering, excluding underwriting discounts, will be $     . This includes $100,000 of the accountable fees and expense reimbursement and the one percent (1.0%) non-accountable expense payment we agreed to pay the representative. These expenses are payable by us.

We also have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Lock-Up Agreements

We, and our officers and directors have agreed that, for a period of 180 days from the date of this Prospectus Supplement, we and they will not, without the prior written consent of EF Hutton, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any Units, Pre-Funded Units, shares of Common Stock, One-Year Warrants, Five-Year Warrants or Pre-Funded Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, Pre-Funded Units, shares of Common Stock, One-Year Warrants, Five-Year Warrants or Pre-Funded Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii), subject to certain exceptions. EF Hutton, in its sole discretion, may release any of the securities subject to the lock-up agreement at any time without notice, other than in the case of the officers and directors, which shall be with notice.

Right of First Refusal

Following the closing of the Offering, EF Hutton shall have an irrevocable right of first refusal (the “Right of First Refusal”), for a period of twelve (12) months after the date the Offering is completed (the “RoFR Period”), to act as sole investment banker, sole book-runner, and/or sole placement agent, at EF Hutton’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings (each, a “Subject Transaction”), during such twelve (12) month period, of the Company, or any successor to or any current or future subsidiary of the Company, on terms and conditions customary to EF Hutton for such Subject Transactions. EF Hutton shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in a Subject Transaction and the economic terms of such participation. The Company shall not retain, engage or solicit any additional investment banker, book-runner, financial advisor, underwriter and/or placement agent in a Subject Transaction without the express written consent of EF Hutton.

Tail Financing

EF Hutton will also be entitled to a cash fee equal to nine percent (9.0%) of the gross proceeds received by the Company from the sale of any equity, debt and/or equity derivative instruments to any investor actually introduced by EF Hutton to the Company as of the date hereof and for twelve (12) months hereafter (the “Tail Period”) in connection with any public or private financing or capital raise (each a “Tail Financing”), and such Tail Financing is consummated at any time during the Tail Period provided that such Tail Financing is by a party actually introduced to the Company in an offering in which the Company has direct knowledge of such party’s participation.

Price Stabilization, Short Positions and Penalty Bids

To facilitate this Offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for its own account by selling more shares of common stock than we have sold to the underwriter. The underwriter may close out any short position by either exercising its option to purchase additional shares or purchasing shares in the open market.

In addition, the underwriters may stabilize or maintain the price of our Common Stock by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this Offering are reclaimed if shares previously distributed in this Offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our Common Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our Common Stock to the extent that it discourages resales of our Common Stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this Offering, the underwriters and selling group members may also engage in passive market making transactions in our Common Stock on the Nasdaq Capital Market. Passive market making consists of displaying bids on the Nasdaq Capital Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the Securities and Exchange Commission limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our Common Stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Common Stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Electronic Delivery of Prospectus

In connection with this Offering, the underwriters or certain of the securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this Offering to certain of its Internet subscription customers. The underwriters may allocate a limited number of securities for sale to its online brokerage customers. An electronic prospectus is available on the Internet websites maintained by any such underwriters. Other than the Prospectus and the Prospectus Supplement in electronic format, the information on the websites of the underwriters is not part of this Prospectus Supplement or the accompanying Prospectus.

Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “STAB.” There is no established public trading market for the Units, Pre-Funded Units, One-Year Warrants, Five-Year Warrants or Pre-Funded Warrants being offered in this Offering, and we do not expect such a market to develop. In addition, we do not intend to apply to list the Units, Pre-Funded Units, One-Year Warrants, Five-Year Warrants or Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system, including the Nasdaq Capital Market. Without an active trading market, the liquidity of the One-Year Warrants, Five-Year Warrants and Pre-Funded Warrants will be limited.

Certain Relationships

From time to time, the underwriters and/or their affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees.

Except for the services provided in connection with this Offering and as described below, the underwriters have not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus, except as set forth below.

EF Hutton, division of Benchmark Investments, LLC, acted as the sole placement agent for the Company on a “reasonable best efforts” basis, in connection with the February 2022 registered direct offering of 2,000,000 shares of Common Stock and warrants to purchase 2,000,000 shares of Common Stock at a combined public offering price of $1.00 per share and warrant, and was paid $180,000 in placement agent fees in connection with such offering as described in greater detail in our Current Report on Form 8-K filed with the SEC on February 7, 2022, which is incorporated by reference into this prospectus.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this Prospectus in any jurisdiction where action for that purpose is required. The securities offered by this Prospectus may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this Prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Anthony L.G., PLLC, West Palm Beach, Florida, has acted as the Company’s legal counsel and will pass upon the validity of the Securities offered by this Prospectus Supplement and accompanying Prospectus. Carmel, Milazzo & Feil LLP, New York, New York, is acting as counsel to the underwriters in this Offering.

EXPERTS

The consolidated financial statements of the Company appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by Meaden & Moore, an independent registered public accounting firm, as set forth in its report thereon, included therein and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the report of Meaden & Moore pertaining to such financial statements as of the date (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing. Future financial statements will be incorporated by reference herein in reliance upon the reports of Turner, Stone & Company, LLP, an independent registered public accounting firm.

The audited financial statements as of and for the years ended December 31, 2020 and December 31, 2019 of Cytocom, Inc. incorporated by reference in this Prospectus Supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Turner, Stone & Company, L.L.P., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements as of and for the years ended December 31, 2020 and December 31, 2019 of ImQuest Life Sciences, Inc. incorporated by reference in this Prospectus Supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Turner, Stone & Company, L.L.P., independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC like us. Our SEC filings are also available to the public from the SEC’s website at https://www.sec.gov.

This Prospectus Supplement and the accompanying Prospectus constitute a part of a Registration Statement on Form S-3 (No. 333-238578) that we filed with the SEC under the Securities Act. This Prospectus Supplement and the accompanying Prospectus, which form part of such Registration Statement, do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the Securities offered hereby, reference is hereby made to the Registration Statement and our other filings with the SEC. The Registration Statement may be inspected at the SEC’s website set forth, above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

Additional information about us is available on our website at www.staterabiopharma.com. We have included our website address as a textual reference and do not intend it as an active link to our website. The contents of our website are not part of this Prospectus Supplement, and you should not consider the contents of our website in making an investment decision with respect to our Securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this Prospectus Supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus Supplement and the accompanying Prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this Prospectus Supplement and accompanying Prospectus to the extent that a statement contained in this Prospectus Supplement or the accompanying Prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Prospectus Supplement and the termination of the Offering of the Securities offered hereby. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K, except as otherwise provided in such Form 8-K.

This Prospectus Supplement and the accompanying Prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 22, 2021;

●

Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 14, 2021, for the quarter ended June 30, 2021, filed with the SEC on August 16, 2021, and for the quarter ended September 30, 2021, filed with the SEC on November 15, 2021;

●

Our Current Reports on Form 8-K and Form 8-K/A (other than information furnished rather than filed) filed with the SEC on February 17, 2021, February 23, 2021, July 6, 2021, July 28, 2021, July 30, 2021, August 2, 2021, August 9, 2021, September 1, 2021, September 28, 2021, September 29, 2021, November 10, 2021, November 12, 2021, November 15, 2021, January 18, 2022, February 7, 2022, February 22, 2022, February 25, 2022 and March 8, 2022;

●	Amendment No. 2 to our Form S-4 filed with the SEC on June 4, 2021;

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 12, 2021; and

●

the description of our Common Stock contained in our registration statement on Form 8-A, filed with the SEC on July 20, 2006, including any amendments or reports filed for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this Offering, including, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this Prospectus Supplement and the accompanying Prospectus and deemed to be part of this Prospectus Supplement and the accompanying Prospectus from the date of the filing of such reports and documents.

We will furnish without charge to you a copy of any or all of the documents incorporated by reference, including exhibits to these documents, upon written or oral request. Direct your written request to: Chief Legal Officer, Statera Biopharma, Inc., 2537 Research Boulevard, Suite 201, Fort Collins, CO 80526, or (888) 613-8802.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Prospectus

$50,000,000

COMMON STOCK

PREFERRED STOCK

WARRANTS

UNITS

We may issue from time to time in one or more series or classes up to $50,000,000 in aggregate total amount of our common stock, preferred stock, warrants and/or units. This prospectus describes the general terms of our common stock, preferred stock, warrants and/or units and the general manner in which such securities will be offered. We will describe the specific manner in which these securities will be offered in supplements to this prospectus, which may also supplement, update or amend information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement, any free writing prospectus and any term sheet or other offering materials carefully before you invest in our securities.

We may offer our securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the shares, we will name them and describe their compensation in a prospectus supplement.

Our common stock is listed on The Nasdaq Capital Market under the symbol “CBLI.” On May 20, 2020, the last reported sale price of our common stock on The Nasdaq Capital Market was $2.18 per share. As of May 20, 2020, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $10,610,675, based on 11,403,239 shares of outstanding common stock, of which approximately 4,867,282 shares were held by non-affiliates, and a per share price of $2.18 based on the closing sale price of our common stock on May 20, 2020.

Investing in our securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus and any other risk factors included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus or any prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate, truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 29, 2020

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may from time to time offer to sell up to $50,000,000 in aggregate total amount of our shares of common stock, preferred stock, warrants to purchase any such securities and/or units in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of such securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement, or information incorporated by reference in this prospectus or any prospectus supplement that is of a more recent date, may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.” This prospectus may not be used to consummate a sale of our securities unless it is accompanied by a prospectus supplement. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy our securities other than our securities described in such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy our securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates. Any information in subsequent filings incorporated by reference in this prospectus or any accompanying prospectus supplement that is inconsistent with this prospectus or any accompanying prospectus supplement will supersede the information in this prospectus or any accompanying prospectus supplement.

The Cleveland BioLabs, Inc. logo and its product names are proprietary trade names of Cleveland BioLabs, Inc. and its subsidiaries. All other brand names or trademarks appearing in this prospectus are the property of their respective holders. Unless the context requires otherwise, references in this prospectus to “Cleveland BioLabs,” the “Company,” “we,” “us,” and “our” refer to Cleveland BioLabs, Inc., together with its consolidated subsidiaries.

In this prospectus, we refer to the common stock, preferred stock, warrants and units being offered, collectively, as “securities.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement contain forward-looking statements that involve risks and uncertainties. Forward-looking statements give our current expectations of forecasts of future events. All statements other than statements of current or historical fact contained in this prospectus and any accompanying prospectus supplement, including statements regarding our future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, regulatory approvals or the impact of any laws or regulations applicable to us, and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934, as amended. The words “anticipate,” “believe,” “continue,” “should,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

We have based these forward-looking statements on our current expectations about future events. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed here for various reasons. Factors that could contribute to such differences include, but are not limited to:

●	our need for additional financing to meet our business objectives;

●	our history of operating losses;

●	the substantial doubt expressed by our independent auditors about our ability to continue as a going concern;

●	our ability to successfully develop, obtain regulatory approval for, and commercialize our products in a timely manner;

●	our plans to research, develop and commercialize our product candidates;

●	our ability to attract collaborators with development, regulatory and commercialization expertise;

●	our plans and expectations with respect to future clinical trials and commercial scale-up activities;

●	our reliance on third-party manufacturers of our product candidates;

●	the size and growth potential of the markets for our product candidates, and our ability to serve those markets;

●	the rate and degree of market acceptance of our product candidates;

●	regulatory requirements and developments in the United States, the European Union and foreign countries;

●	the performance of our third-party suppliers and manufacturers;

●	the success of competing therapies that are or may become available;

●	our ability to attract and retain key scientific or management personnel;

●	our reliance on government funding for a significant portion of our operating costs and expenses;

●	government contracting processes and requirements;

●	the exercise of control over our company by our majority stockholder;

●	our current noncompliance with the continued listing requirements of the NASDAQ Capital Market;

●	the geopolitical relationship between the United States and the Russian Federation, as well as general business, legal, financial and other conditions within the Russian Federation;

●	our ability to obtain and maintain intellectual property protection for our product candidates;

●	our potential vulnerability to cybersecurity breaches; and

●

the other factors discussed below and in the sections of the documents incorporated by reference herein under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” and in other filings we make with the Securities and Exchange Commission.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

ABOUT CLEVELAND BIOLABS

Cleveland BioLabs is an innovative biopharmaceutical company developing novel approaches to activate the immune system and address serious medical needs. Our proprietary platform of Toll-like immune receptor activators has applications in mitigation of radiation injury and immuno-oncology. We combine our proven scientific expertise and our depth of knowledge about our products’ mechanisms of action into a passion for developing drugs to save lives.

Entolimod, a Toll-like receptor 5 (“TLR5”) agonist, which we are developing as a medical radiation countermeasure (“MRC”) for reducing the risk of death following exposure to potentially lethal irradiation from Acute Radiation Syndrome (“ARS”) is our most advanced product candidate. Other indications, including immunotherapy for oncology, have been or are being investigated as well. Entolimod as a MRC is being developed under the United States Food & Drug Administration’s (“FDA’s”) Animal Efficacy Rule for the indication of reducing the risk of death following exposure to potentially lethal irradiation occurring as a result of a radiation disaster. We believe that entolimod is the most efficacious MRC currently in development.

We have completed two Good Clinical Practices (“GCP”) clinical studies designed to evaluate the safety, pharmacokinetics and pharmacodynamics of entolimod in a total of 150 healthy subjects. We have completed a Good Laboratory Practices (“GLP”), randomized, blinded, placebo-controlled, pivotal study designed to evaluate the dose-dependent effect of entolimod on survival and biomarker induction in 179 non-human primates exposed to 7.2 Gy total body irradiation when entolimod or a placebo was administered at 25 hours after radiation exposure. We have also completed a GLP, randomized, open-label, placebo-controlled, pivotal study designed to evaluate the dose-dependent effect of entolimod on biomarker induction in 160 non-irradiated non-human primates. In 2015, following confirmation from the FDA of the sufficiency of our existing efficacy and safety data and animal-to-human dose conversion, we submitted to the FDA an application for pre-Emergency Use Authorization (“pre-EUA”), a form of authorization granted by the FDA under certain circumstances.

If the FDA approves the pre-EUA application, then Federal agencies will be free to procure entolimod for stockpiling so that the drug is available to distribute in the event of an emergency, i.e., prior to the drug being formally approved by FDA under a Biologics License Application (“BLA”). Such authorization is not equivalent to full licensure through approval of a BLA, but precedes full licensure and, importantly, would position entolimod for potential sales in advance of full licensure in the U.S. We further believe pre-EUA status will position us to explore sales opportunities with foreign governments. We are awaiting the results of our pre-EUA application.

In September 2015, we announced two awards totaling approximately $15.8 million in funding from the United States Department of Defense (“DoD”), office of Congressionally Directed Medical Research Programs to support further development of entolimod as a MRC. These awards have funded, and will continue to fund, additional preclinical and clinical studies of entolimod, which are needed for a BLA. The contracts under which these awards were granted have since been amended, as previously disclosed.

In addition to development work on the MRC for reducing the risk of death from ARS indication, we have completed a Phase 1 open-label, dose-escalation trial of entolimod in 26 patients with advanced cancer in the U.S. The data for the U.S. study were presented at the 2015 annual meeting of the American Society of Clinical Oncology (“ASCO”). Seven (7) additional patients have been dosed with the entolimod drug formulation proposed for commercialization under the pre-EUA in an extension of this study performed in the Russian Federation (“Russia”).

In the third quarter of 2018, the Company created a joint venture called Genome Protection, Inc. (“GPI”) with Everon Biosciences, Inc. (“Everon”). GPI, which is currently 50% owned by the Company and 50% owned by Everon, is undertaking a research and development program aimed at clinical testing of entolimod and GP532 (a variant of our entolimod drug candidate) and the development of medications with anti-aging and other indications associated with genome damage. GPI is being initially funded by an investment from venture capital fund Norma Investments Limited (“Norma”). Under the terms of the arrangement with Norma, GPI granted Norma the right to purchase shares of GPI’s capital stock in the future in exchange for the payment of up to $30 million, of which $10.5 million was paid shortly after execution of the transaction documents.

Mobilan is a recombinant non-replicating adenovirus that directs expression of TLR5 and its agonistic ligand, a secretory non-glycosylated version of entolimod we are also developing through our subsidiary, Panacela Labs, Inc.. Two randomized, placebo-controlled, dose-ranging studies of Mobilan in men with prostate cancer are currently ongoing in the Russian Federation.

Corporation Information

We were incorporated in Delaware in June 2003 as a corporation spun off from The Cleveland Clinic. We exclusively license our founding intellectual property from The Cleveland Clinic. In 2007, we relocated our operations to Buffalo, New York and became affiliated with Roswell Park Cancer Institute, through technology licensing and research collaboration relationships. Our common stock is listed on the NASDAQ Capital Market under the symbol “CBLI.”

Our principal executive offices are located at 73 High Street, Buffalo, New York 14203, and our telephone number at that address is (716) 849-6810.

RISK FACTORS

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K, as amended, or as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, all of which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

USE OF PROCEEDS

Unless otherwise indicated in any applicable prospectus supplement, we intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes, including repayment, repurchase or refinance of debt obligations, sales and marketing expenses associated with our product candidates, funding of our development programs, payment of milestones pursuant to our license agreements, general and administrative expenses, acquisition or licensing of additional product candidates or businesses and working capital. Pending these uses, we may invest the net proceeds in short-term, interest-bearing investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

DILUTION

If there is a material dilution of the purchasers’ equity interest from the sale of our securities offered under this prospectus, we will set forth in any prospectus supplement the following information regarding any such material dilution of the equity interests of purchasers purchasing our securities in an offering under this prospectus:

●	the net tangible book value per share of our securities before and after the offering;

●	the amount of the increase in such net tangible book value per share attributable to the cash payments made by the purchasers in the offering; and

●	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities and the securities exchange, if any, on which the securities will be listed.

Description of Capital Stock

Our restated certificate of incorporation, as amended, authorizes us to issue up to 25,000,000 shares of common stock, par value $0.005 per share, and 1,000,000 shares of preferred stock, par value $0.005 per share. As of May 14, 2020, we had outstanding

●	11,403,239 shares of common stock;

●	no shares of Series A Preferred Stock;

●	options exercisable for up to 96,397 shares of common stock; and

●	warrants exercisable for up to 222,253 shares of common stock

As of May 14, 2020, we had approximately 29 holders of record in our common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by banks, brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

The following description of our capital stock is not complete and is subject to and qualified in its entirety by our restated certificate of incorporation, as amended, and by the relevant provisions of the Delaware General Corporation Law.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. The holders of our common stock do not have cumulative voting rights. An election of directors by our stockholders is determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

Dividends. Holders of common stock are entitled to receive ratably any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.

Liquidation and Dissolution. In the event of our liquidation or dissolution, the holders of common stock are entitled to receive ratably all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Other Rights. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. There are no sinking fund provisions applicable to our common stock. There are no restrictions on the alienability of our common stock and there are no provisions discriminating against any existing or prospective holder of our common stock as a result of such holder owning a substantial amount of our securities.

Listing. Our common stock is listed on The NASDAQ Capital Market under the symbol “CBLI.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Fully Paid and Nonassessable. All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Preferred Stock

Our Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

Series A Preferred Stock

On February 5, 2015, the Company filed a Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Series A Certificate of Designation”) with the Secretary of State of the State of Delaware. The number of shares of preferred stock designated as Series A Preferred Stock is 718 and each share of Series A Preferred Stock has a stated value equal to $1,000. As of the date of this prospectus, there are no shares of Series A Convertible Preferred Stock outstanding.

Voting Rights. Except as otherwise provided in the Series A Certificate of Designation or as otherwise required by law, the Series A Preferred Stock shall have no voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend the Series A Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to, or pari passu with, the Series A Preferred Stock, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Series A Preferred Stock, (d) increase the number of authorized shares of Series A Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of Series A Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the Stated Value, plus any other fees, liquidated damages or dividends then due and owing thereon under the Series A Certificate of Designation, for each share of Series A Preferred Stock before any distribution or payment shall be made to the holders of any securities junior to the Series A Preferred Stock, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series A Preferred Stock shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A “Fundamental Transaction” or “Change of Control Transaction” (each as defined in the Series A Certificate of Designation) shall not be deemed a Liquidation. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each holder.

Conversion Price. The conversion price for the Series A Preferred Stock shall equal $3.00, subject to certain terms as described therein.

Stock Options

As of May 14, 2020, there were 96,397 shares of our common stock issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $34.83 per share.

Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and By-laws

The provisions of Delaware law, our certificate of incorporation and our bylaws, which are discussed below, could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of the company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Law

Since April 2016, we have not been subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, or DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock.

Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our certificate of incorporation and bylaws do not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders. Our certificate of incorporation and our bylaws also provide that special meetings of the stockholders may be called only by (i) our Chairman of the board of directors, (ii) our board of directors or any holder or holders of 10% or more of the outstanding voting power of the issued and outstanding shares of capital stock of the company entitled to vote in connection with the election of directors.

Our bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days nor more than 120 days prior to the anniversary of the date of the previous year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the 10th day following the day on which such notice of the date of the annual meeting was mailed or public disclosure was made, whichever occurs first. Detailed requirements as to the form of the notice and information required in the notice are specified in the bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaws, such business will not be considered at the meeting.

On July 9, 2015, we closed a private placement transaction with David Davidovich, a venture capital investor, pursuant to which the Company issued and sold to Mr. Davidovich an aggregate of 6,459,948 shares of the Company’s common stock under the terms of the Securities Purchase Agreement between the Company and Mr. Davidovich, dated June 24, 2015 (the “Davidovich Purchase Agreement”). Under the Davidovich Purchase Agreement, Mr. Davidovich has the right to nominate for election to the Board a majority of directors until such time as he no longer holds a majority of the issued and outstanding common stock of the Company. As of the date of this prospectus, Mr. Davidovich retains 56.90% of our outstanding shares of common stock, and therefore continues to have the right to nominate for election to our board of directors a majority of our directors.

Effects of Authorized but Unissued Stock

We have 13,278,111 shares of common stock, including shares of common stock reserved for issuance under the Company’s 2013 Employee Stock Purchase Plan and the Cleveland BioLabs, Inc. Equity Incentive Plan, and 1,000,000 shares preferred stock available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The NASDAQ Capital Market. We may utilize these additional shares for a variety of corporate purposes including for future public offerings to raise additional capital or facilitate corporate acquisitions or for payment as a dividend on our capital stock. The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a controlling interest in our company by means of a merger, tender offer, proxy contest or otherwise. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation contains provisions permitted under the DGCL relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the DGCL. We have also entered into indemnification agreements with certain of our current and former directors and certain of our officers and expect to enter into a similar agreement with any new directors or officers.

Description of Warrants

We may issue warrants to purchase common stock or preferred stock. We may offer warrants separately or together with one or more additional warrants, common stock or preferred stock, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the expiration date of the warrants. The applicable prospectus supplement will also describe the following terms of any warrants:

•	the specific designation and aggregate number of, and the offering price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants are to be sold separately or with other securities as parts of units;

•

whether the warrants will be issued in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of any equity securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the preferred stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which any warrants issued as part of a unit and the related preferred stock or common stock will be separately transferable;

•	the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of, and other provisions for changes to or adjustment in the exercise price of, the warrants, if any;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants.

Description of Units

We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. The following, together with the additional information we may include in the applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms summarized below will apply generally to any units we may offer, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may sell our securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell our securities separately or together:

●	to or through one or more underwriters, brokers or dealers;

●	through agents;

●	directly to one or more purchasers; or

●	through a combination of any of these methods of sale.

We may distribute our securities from time to time in one or more transactions:

●	at a fixed price or prices which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to such prevailing market prices; or

●	at negotiated prices.

The related prospectus supplement will set forth the terms of each offering, including:

●	the name or names of any agents, dealers, underwriters or investors who purchase the securities;

●	the purchase price of the securities being offered and the proceeds we will receive from the sale;

●	the amount of any compensation, discounts, commissions or fees to be received by the underwriters, dealer or agents;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any securities exchanges on which such securities may be listed;

●	the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

●	the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market prices of the securities.

Direct Sales and Sales Through Agents

We may solicit directly offers to purchase securities being offered by this prospectus. We may also designate agents to solicit offers to purchase our securities from time to time. We may sell our securities offered by this prospectus by any method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415(a)(4) under the Securities Act, including without limitation sales made directly on The Nasdaq Capital Market, on any other existing trading market for our securities or to or through a market maker. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

Sales Through Underwriters or Dealers

If we utilize a dealer in the sale of our securities being offered by this prospectus, we will sell our securities to the dealer, as principal. The dealer may then resell our securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of our securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of our securities to the public. In connection with the sale of our securities, we or the purchasers of our securities for whom the underwriter may act as agent may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell our securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

We will provide in the applicable prospectus supplement any compensation we will pay to underwriters, dealers or agents in connection with the offering of our securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of our securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of our securities may be deemed to be underwriting discounts and commissions. In the event that an offering made pursuant to this prospectus is subject to FINRA Rule 5121, the prospectus supplement will comply with the prominent disclosure provisions of that rule.

To facilitate the offering of our securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. This may include over-allotments or short sales of our securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of our securities by bidding for or purchasing our securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Delayed Delivery Contracts

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell our securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with any derivative transaction, the third parties may sell our securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use our securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use our securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part. In addition, we may otherwise loan or pledge our securities to a financial institution or other third party that in turn may sell our securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

General Information

Any securities offered other than common stock will be a new issue and, other than the common stock, which is listed on The Nasdaq Capital Market, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we will not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Any underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business. We may provide the underwriters, dealers and agents with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that they may make with respect to these liabilities.

LEGAL MATTERS

McGuireWoods LLP, New York, New York, will pass upon the validity of any securities we offer by this prospectus. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements of Cleveland BioLabs, Inc. appearing in Cleveland BioLabs, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by Meaden & Moore, an independent registered public accounting firm, as set forth in its report thereon, included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Meaden & Moore pertaining to such financial statements as of the date (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and proxy statements with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements, which are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Our Internet website address is www.cbiolabs.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the securities being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the securities offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede such information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all securities to which this prospectus relates have been sold or the offering is otherwise terminated and also between the date of the initial registration statement and prior to effectiveness of the registration statement, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

●	our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on April 15, 2020, and as amended by Form 10-K/A filed with the SEC on April 29, 2020;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed with the SEC on May 15, 2020;

●	our Current Report on Form 8-K, as filed with the SEC on February 24, 2020 and May 4, 2020; and

●

the description of our common stock contained in our registration statement on Form 8-A, as filed with the SEC on July 20, 2006, including any amendments or reports filed for the purpose of updating the description.

We will furnish without charge to you a copy of any or all of the documents incorporated by reference, including exhibits to these documents, upon written or oral request. Direct your written request to: Vice President of Finance, Cleveland BioLabs, Inc., 73 High Street, Buffalo, New York 14203, or (716) 849-6810.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

[*] Units, each consisting of

One Share of Common Stock

One One-Year Warrant to Purchase One Share of Common Stock

One Five-Year Warrant to Purchase One Share of Common Stock

and

[*] Pre-Funded Units, each consisting of

One Pre-Funded Warrant to Purchase One Share of Common Stock

One One-Year Warrant to Purchase One Share of Common Stock

One Five-Year Warrant to Purchase One Share of Common Stock

PROSPECTUS SUPPLEMENT

EF Hutton
division of Benchmark Investments, LLC

March __, 2022